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                      CREDIT AGREEMENT



                        by and among



              AMERICAN MAIZE-PRODUCTS COMPANY,


                THE SIGNATORY LENDERS HERETO,

                             AND

                    THE BANK OF NEW YORK,

                          AS AGENT





                      ________________

                        $125,000,000

                      ________________




                 Dated as of March 31, 1994



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
                        TABLE OF CONTENTS


1. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1 Defined Terms. . . . . . . . . . . . . . . . . . . . 1
     1.2 Other Definitional Provisions. . . . . . . . . . . . 16

2. AMOUNT AND TERMS OF LOANS  . . . . . . . . . . . . . . . . 17
     2.1 A Loans. . . . . . . . . . . . . . . . . . . . . . . 17
     2.2 Procedure for A Borrowings.  . . . . . . . . . . . . 17
     2.3 B Loans and Procedure for B Borrowings.  . . . . . . 18
     2.4 Notes. . . . . . . . . . . . . . . . . . . . . . . . 23
     2.5 Swing Line Loans.  . . . . . . . . . . . . . . . . . 23
     2.6 Swing Line Note. . . . . . . . . . . . . . . . . . . 24
     2.7 Procedure for Borrowing Swing Line Loans.  . . . . . 25
     2.8 Reduction of Commitments.  . . . . . . . . . . . . . 26
     2.9 Prepayments of the Loans.  . . . . . . . . . . . . . 27
     2.10 Conversions.  . . . . . . . . . . . . . . . . . . . 28
     2.11 Interest Rate and Payment Dates.  . . . . . . . . . 30
     2.12 Substituted Interest Rate.  . . . . . . . . . . . . 32
     2.13 Taxes; Net Payments.  . . . . . . . . . . . . . . . 32
     2.14 Illegality. . . . . . . . . . . . . . . . . . . . . 33
     2.15 Increased Costs.  . . . . . . . . . . . . . . . . . 33
     2.16 Indemnification for Loss. . . . . . . . . . . . . . 34
     2.17 Option to Fund. . . . . . . . . . . . . . . . . . . 35
     2.18 Use of Proceeds.  . . . . . . . . . . . . . . . . . 36
     2.19 Capital Adequacy. . . . . . . . . . . . . . . . . . 36
     2.20 Transaction Record. . . . . . . . . . . . . . . . . 37

3. FEES; PAYMENTS . . . . . . . . . . . . . . . . . . . . . . 37
     3.1 Commitment Fee.  . . . . . . . . . . . . . . . . . . 37
     3.2 Pro Rata Treatment and Application of Principal
         Payments.  . . . . . . . . . . . . . . . . . . . . . 37

4. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . 39
     4.1 Subsidiaries.  . . . . . . . . . . . . . . . . . . . 39
     4.2 Corporate Existence and Power. . . . . . . . . . . . 39
     4.3 Corporate Authority. . . . . . . . . . . . . . . . . 39
     4.4 Governmental Body Approvals. . . . . . . . . . . . . 39
     4.5 Binding Agreement. . . . . . . . . . . . . . . . . . 40
     4.6 Litigation.  . . . . . . . . . . . . . . . . . . . . 40
     4.7 No Conflicting Agreements. . . . . . . . . . . . . . 40
     4.8 Taxes. . . . . . . . . . . . . . . . . . . . . . . . 41
     4.9 Compliance with Applicable Laws. . . . . . . . . . . 41
     4.10 Governmental Regulations. . . . . . . . . . . . . . 41
     4.11 Property. . . . . . . . . . . . . . . . . . . . . . 42
     4.12 Federal Reserve Regulations; Use of Loan
          Proceeds. . . . . . . . . . . . . . . . . . . . . . 42
     4.13 No Misrepresentation. . . . . . . . . . . . . . . . 42
     4.14 Burdensome Obligations. . . . . . . . . . . . . . . 42
     4.15 Plans.  . . . . . . . . . . . . . . . . . . . . . . 43
     4.16 Financial Statements and Projections. . . . . . . . 43
     4.17 Environmental Matters.  . . . . . . . . . . . . . . 44

5. CONDITIONS TO LENDING - FIRST LOANS  . . . . . . . . . . . 44
     5.1 Evidence of Corporate Action.  . . . . . . . . . . . 45
     5.2 Notes. . . . . . . . . . . . . . . . . . . . . . . . 45
     5.3 Fees.  . . . . . . . . . . . . . . . . . . . . . . . 45
     5.4 No Material Adverse Change.  . . . . . . . . . . . . 45
     5.5 Repayment of Existing Indebtedness.  . . . . . . . . 45
     5.6 Opinion of Counsel to the Company. . . . . . . . . . 45
     5.7 Opinion of Special Counsel.  . . . . . . . . . . . . 46
     5.8 Fees of Counsel. . . . . . . . . . . . . . . . . . . 46
     5.9 Other Documents. . . . . . . . . . . . . . . . . . . 46

6. CONDITIONS OF LENDING - ALL LOANS. . . . . . . . . . . . . 46
     6.1 Compliance.  . . . . . . . . . . . . . . . . . . . . 46
     6.2 Borrowing Request. . . . . . . . . . . . . . . . . . 46
     6.3 Loan Closings. . . . . . . . . . . . . . . . . . . . 47

7. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . 47
     7.1 Financial Statements.  . . . . . . . . . . . . . . . 47
     7.2 Certificates; Other Information. . . . . . . . . . . 49
     7.3 Legal Existence. . . . . . . . . . . . . . . . . . . 50
     7.4 Taxes. . . . . . . . . . . . . . . . . . . . . . . . 50
     7.5 Insurance. . . . . . . . . . . . . . . . . . . . . . 51
     7.6 Payment of Indebtedness and Performance of
         Obligations. . . . . . . . . . . . . . . . . . . . . 51
     7.7 Condition of Property. . . . . . . . . . . . . . . . 51
     7.8 Observance of Legal Requirements; ERISA. . . . . . . 51
     7.9 Inspection of Property; Books and Records;
         Discussions. . . . . . . . . . . . . . . . . . . . . 52
     7.10 Licenses, Etc.  . . . . . . . . . . . . . . . . . . 52
     7.11 Tangible Net Worth. . . . . . . . . . . . . . . . . 52
     7.12 Interest Coverage Ratio.  . . . . . . . . . . . . . 52
     7.13 Maintenance of Business.  . . . . . . . . . . . . . 53
     7.14 Leverage Ratio. . . . . . . . . . . . . . . . . . . 53

8. NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . 54
     8.1 Borrowing. . . . . . . . . . . . . . . . . . . . . . 54
     8.2 Liens. . . . . . . . . . . . . . . . . . . . . . . . 54
     8.3 Merger and Acquisition.  . . . . . . . . . . . . . . 54
     8.4 Sale of Property; Issuance of Stock. . . . . . . . . 55
     8.5 Compliance with ERISA. . . . . . . . . . . . . . . . 55
     8.6 Transactions with Affiliates.  . . . . . . . . . . . 56
     8.7 Certificate of Incorporation and By-laws; Fiscal
         Year.  . . . . . . . . . . . . . . . . . . . . . . . 56
     8.8 Amendment of Note Agreement. . . . . . . . . . . . . 56
     8.9 Contingent Obligations.  . . . . . . . . . . . . . . 56
     8.10 Investments, Loans, Etc.  . . . . . . . . . . . . . 57
     8.11 Dividends and Purchase of Stock.  . . . . . . . . . 58
     8.12 Subsidiaries. . . . . . . . . . . . . . . . . . . . 58
     8.13 Prepayments of Indebtedness.  . . . . . . . . . . . 58
     8.14 Capital Expenditures. . . . . . . . . . . . . . . . 59

9. DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . 59
     9.1 Events of Default. . . . . . . . . . . . . . . . . . 59

10. THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . 63
     10.1 Appointment.  . . . . . . . . . . . . . . . . . . . 63
     10.2 Delegation of Duties. . . . . . . . . . . . . . . . 63
     10.3 Exculpatory Provisions. . . . . . . . . . . . . . . 63
     10.4 Reliance by Agent.  . . . . . . . . . . . . . . . . 64
     10.5 Notice of Default.  . . . . . . . . . . . . . . . . 65
     10.6 Non-Reliance on Agent and Other Lenders.  . . . . . 65
     10.7 Indemnification.  . . . . . . . . . . . . . . . . . 66
     10.8 Agent in Its Individual Capacity. . . . . . . . . . 66
     10.9 Successor Agent.  . . . . . . . . . . . . . . . . . 67

11. OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . 67
     11.1 Amendments and Waivers. . . . . . . . . . . . . . . 67
     11.2 Notices.  . . . . . . . . . . . . . . . . . . . . . 68
     11.3 No Waiver; Cumulative Remedies. . . . . . . . . . . 69
     11.4 Survival of Representations and Warranties. . . . . 70
     11.5 Payment of Expenses and Taxes; Indemnified
          Liabilities.  . . . . . . . . . . . . . . . . . . . 70
     11.6 Lending Offices.  . . . . . . . . . . . . . . . . . 71
     11.7 Successors and Assigns. . . . . . . . . . . . . . . 71
     11.8 Counterparts. . . . . . . . . . . . . . . . . . . . 73
     11.9 Governing Law.  . . . . . . . . . . . . . . . . . . 73
     11.10 Headings, Plurals. . . . . . . . . . . . . . . . . 73
     11.11 Severability.  . . . . . . . . . . . . . . . . . . 73
     11.12 Integration. . . . . . . . . . . . . . . . . . . . 73
     11.13 Consent to Jurisdiction. . . . . . . . . . . . . . 74
     11.14 Service of Process.  . . . . . . . . . . . . . . . 74
     11.15 No Limitation on Service or Suit.  . . . . . . . . 74
     11.16 WAIVER OF TRIAL BY JURY. . . . . . . . . . . . . . 75


EXHIBITS

EXHIBIT A       Commitments
EXHIBIT B       List of Lending Offices
EXHIBIT C-1     Form of A Borrowing Request
EXHIBIT C-2     Form of B Borrowing Request
EXHIBIT D       Form of Note
EXHIBIT E       Form of Swing Line Note
EXHIBIT F       Form of Opinion of General Counsel of the Company
EXHIBIT G       Form of Opinion of Special Counsel
EXHIBIT H       Form of Assignment and Acceptance Agreement


SCHEDULES

SCHEDULE 4.1     List of Subsidiaries
SCHEDULE 4.6     List of Litigation
SCHEDULE 4.17    List of Environmental Matters
SCHEDULE 8.1     List of Indebtedness
SCHEDULE 8.2     List of Permitted Liens
SCHEDULE 8.9     List of Contingent Obligations
SCHEDULE 8.10    List of Investments
SCHEDULE 9.1(l)  Board of Directors Resolutions

     CREDIT AGREEMENT, dated as of March 31, 1994, among AMERICAN MAIZE-PRODUCTS COMPANY, a Maine corporation (the "Company"), the Lenders party hereto or who become parties hereto pursuant to paragraph 11.7 (each a "Lender" and, collectively, the "Lenders"), and THE BANK OF NEW YORK, as agent for the Lenders hereunder (in such capacity, the "Agent").

I.   DEFINITIONS

     A.   Defined Terms.

          As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

     "A Borrowing": a borrowing of principal amounts pursuant to paragraph 2.2 consisting of simultaneous A Loans of the same
Type made by each Lender.

     "A Borrowing Request":  as defined in paragraph 2.2.

     "A Loan":  a Loan made pursuant to paragraph 2.1.

     "Accountants": Coopers & Lybrand, or any successor thereto, or such other firm of certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Required Lenders.

     "Affected Loan":  as defined in paragraph 2.12.

     "Affected Principal Amount": in the event that (i) the Company shall not for any reason borrow or convert after it shall have notified the Agent of its intent to do so and shall have requested a LIBOR Loan pursuant to paragraph 2.2 or 2.10 or shall have accepted one or more offers of B Loans under paragraph 2.3, an amount equal to the principal amount of such requested LIBOR Loan or such B Loan, (ii) a LIBOR Loan or any
B Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such LIBOR Loan or such B Loan or (iii) the Company shall prepay or repay all or any part of the principal balance of a LIBOR Loan or any B Loan prior to the last day of the Interest Period applicable thereto, an amount equal to the principal balance of such LIBOR Loan or such B Loan so prepaid or repaid.

     "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 15% or more (determined in accordance with the provisions for calculating the percentage of voting securities set forth in 16 C.F.R. 801.12(b)) of the voting securities issued and outstanding on any date of determination having ordinary voting power for the election of directors of such Person or (ii) to direct or cause direction of the management and policies of such Person whether by contract or otherwise.

     "Aggregate Commitments": the sum of the Commitments set forth in Exhibit A, as the same may be reduced pursuant to paragraph 2.8.

     "Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     "Alternate Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the Base Rate in effect on such date or (ii) the Federal Funds Rate in effect on such date plus 1/2 of 1%.

     "Alternate Base Rate Loans": A Loans (or any portions thereof) at such time as they (or such portions) are made or are being maintained at a rate of interest based upon the Alternate Base Rate.

     "Applicable Margin":  (i) subject to paragraphs (ii) and
(iii) below, at all times during the applicable periods set forth below with respect to the unpaid principal balance of the LIBOR Loans, the applicable percentage set forth below next to such period:

                                             Applicable
Period                                         Margin

Level I:
when (a) the Interest Coverage Ratio
for the immediately preceding four
fiscal quarters of the Company (or,
during the first four fiscal quarters
immediately following the Effective
Date, for the immediately preceding
cumulative one, two, three or four
fiscal quarters, as applicable) is
greater than or equal to 6.5:1.0
and (b) the Leverage Ratio at such
date of determination is less than
or equal to .35:1.00                           .375%

Level II
when (a) the Interest Coverage Ratio
for the immediately preceding four
fiscal quarters of the Company (or,
during the first four fiscal quarters
immediately following the Effective
Date, for the immediately preceding
cumulative one, two, three or four
fiscal quarters, as applicable) is
greater than or equal to 4.5:1.0
and (b) the Leverage Ratio at such
date of determination is less than
or equal to .45:1.00 and (c) Level I
is not applicable                              .500%

Level III
when (a) the Interest Coverage Ratio
for the immediately preceding four
fiscal quarters of the Company (or,
during the first four fiscal quarters
immediately following the Effective
Date, for the immediately preceding
cumulative one, two, three or four
fiscal quarters, as applicable) is less
than 4.5:1.0 or (b) the Leverage Ratio
at such date of determination is greater
than .45:1.00                                  .750%


     (ii) Notwithstanding anything to the contrary set forth in paragraph (i) above, the Applicable Margin during the period from the Effective Date through the first full fiscal quarter following Effective Date shall be equal to the Level II
Applicable Margin set forth in paragraph (i) above.

     (iii) Changes in the Applicable Margin resulting from changes in the Interest Coverage Ratio or the Leverage Ratio shall become effective upon the delivery by the Company to the Agent of a certificate pursuant to paragraph 7.1(b)(ii)(2) or 7.1(d), as the case may be, evidencing a change in the Interest Coverage Ratio or Leverage Ratio. If the Company shall fail to deliver such a certificate within 60 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year as, required by paragraphs 7.1(b)(ii)(2) and 7.1(d) respectively, the Applicable Margin shall equal the percentage set forth next to Level III.

     "Assignment Fee":  as defined in paragraph 11.7(b).

     "Authorized Signatory": in respect of a Person, the president, any vice president, the assistant treasurer or any other duly authorized officer (acceptable to the Agent) of such Person.

     "B Borrowing": a borrowing of principal amounts pursuant to paragraph 2.3 consisting of simultaneous B Loans from each Lender whose offer to make a B Loan as part of such borrowing has been accepted by the Company under the auction bidding procedure set forth in paragraph 2.3.

     "B Borrowing Request":  as defined in paragraph 2.3.

     "B Loan":  a Loan made pursuant to paragraph 2.3.

     "Base Rate": a rate of interest per annum equal to the rate of interest publicly announced by the Agent from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

     "BNY":  The Bank of New York.

     "Borrowing Date": any date specified in an A Borrowing Request delivered pursuant to paragraph 2.2 or a B Borrowing Request delivered pursuant to paragraph 2.3, as a date on which the Company requests the Lenders to make Loans comprising an A Borrowing or a B Borrowing, respectively, hereunder.

     "Business Day": for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, Sunday or other day on which commercial banks located in New York City are authorized or required by law or other governmental action to close and (ii) with respect to all notices and de-terminations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day on which dealings in foreign currency and exchange and LIBOR funding between banks may be carried on in New York.

     "CERCLA":  as defined in paragraph 4.17.

     "Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

     "Commitment": as to any Lender, the amount set forth next to the name of such Lender in Exhibit A under the heading
"Commitment", as such Commitment may be reduced from time to time pursuant to paragraph 2.8.

     "Commitment Fee":  as defined in paragraph 3.1.

     "Commitment Percentage": as to any Lender, the percentage set forth opposite the name of such Lender in Exhibit A under the heading "Commitment Percentage".

     "Commitment Period": the period from the Effective Date to, but excluding, the Termination Date.

     "Commonly Controlled Entity": a Person, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code.

     "Consolidated": the Company and the Subsidiaries which are consolidated for financial reporting purposes in accordance with GAAP.

     "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not con-tingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor,
(ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
(iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make pay-ment of such primary obligation or (iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include the indorsement of instruments for deposit or collection in the ordinary course of business. The term Contingent Obligation shall also include the liability of a general partner in respect of the liabilities of a partnership in which it is a general partner. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determin-able, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     "Conversion Date": with respect to A Loans, the date on which a LIBOR Loan is converted to an Alternate Base Rate Loan, or the date on which an Alternate Base Rate Loan is converted to a LIBOR Loan, or the date on which a LIBOR Loan is converted to a new LIBOR Loan, all in accordance with paragraph 2.10.

     "Default": any of the events specified in paragraph 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Dollars" and "$": lawful currency of the United States of America.

     "Domestic Lending Office": in respect of any Lender, ini-tially, the office of such Lender designated as such in Exhibit B; thereafter, such other office or offices of such Lender, if any, which shall be making or maintaining Alternate Base Rate Loans or B Loans, as reported by such Lender to the Agent.

     "EBITDA": for any period, net earnings of the Company on a Consolidated basis for such period, plus Interest Expense, income taxes, depreciation and amortization, plus the one-time, non-recurring charges and expenses, in an aggregate amount not in excess of $7,000,000 from the Effective Date through any date of determination, incurred by the Company in connection with the consolidation, combination or other restructuring of the businesses being conducted by Helme Tobacco Company and Swisher International, Inc. as of the Effective Date, each to the extent included in the determination of such net earnings, all as determined in accordance with GAAP.

     "Effective Date": the date on which executed counterparts of this Agreement have been received by the Agent from the Company and each Lender by telecopy or other delivery (if by telecopy to be followed by delivery of original executed counterparts).

     "ERISA":  the Employee Retirement Income Security Act of
1974, as amended from time to time, and the rules and regula-tions issued thereunder, as from time to time in effect.

     "Existing Indebtedness": all Indebtedness of the Company under the Credit Agreement, dated as of July 1, 1991, by and among the Company, the signatory lenders thereto and The Bank of New York, as agent, as amended.

     "Existing Lines of Credit": unsecured lines of credit of the Company existing on the Effective Date, and any unsecured replacements, refinancings and substitutions therefor, in an aggregate principal amount not in excess of $15,000,000.

     "Event of Default": any of the events specified in paragraph 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "FAS": a financial accounting statement as issued by the Financial Accounting Standards Board.

     "Federal Funds Rate": for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as published on the next succeeding Business Day and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent on such day on such transactions as determined by the Agent.

     "Financial Statements":  as defined in paragraph 4.16.

     "GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are applicable to the circumstances as of the date of determination, consistently applied.

     "Governmental Body": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of government and any court.

     "Highest Lawful Rate": the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received on the Notes or which may be owing to any Lender pursuant to this Agreement under the laws applicable to such Lender and this transaction.

     "Indebtedness": without duplication, with respect to any Person, (i) all obligations in respect of borrowed money or for the deferred purchase or acquisition price of Property or services (excluding trade accounts payable and accrued liabilities which arise in the ordinary course of business and which have not remained unpaid for more than six months after the same became due and payable except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves have been set aside in accordance with GAAP) which are, in accordance with GAAP, includable as a liability on a Consolidated balance sheet, (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) all amounts representing the capitalization of rentals in accordance with GAAP, (v) indebtedness arising under acceptance facilities and the amount of all unreimbursed drafts drawn under any letters of credit, (vi) all liabilities secured by any Lien on Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual Liens arising in the ordinary course of business), and (vii) all Contingent Obligations (other than the Contingent Obligations set forth in Schedule 8.9).

     "Indemnified Liabilities": as defined in paragraph 11.5.

     "Interest Coverage Ratio":  for any period, the ratio of
(i) EBITDA to (ii) Interest Expense, for such period.

     "Interest Expense": for any period, the sum of all interest (adjusted to give effect to all interest rate swap, cap or other interest rate hedging arrangements and fees and expenses in connection with the same, all as determined in accordance with GAAP), paid or accrued in respect of all Indebtedness for such period by the Company and the Subsidiaries, on a Consolidated basis, as determined in ac-cordance with GAAP, including, without limitation, interest capitalized in accordance with FAS No. 34.

     "Interest Payment Date": (i) as to any Alternate Base Rate Loan, the last day of each March, June, September and December commencing on the first of such days to occur after such Alternate Base Rate Loan is made or any LIBOR Loan is converted to an Alternate Base Rate Loan, (ii) as to any LIBOR Loan or Swing Line Loan, the last day of the applicable In-terest Period and, if such Interest Period is longer than three months, the date which is three months after the first day of such Interest Period, and (iii) with respect to any B
Loan, the maturity date for such B Loan established pursuant to the B Borrowing Request with respect thereto delivered under paragraph 2.3.

     "Interest Period": (a) with respect to any LIBOR Loan comprising the same A Borrowing requested by the Company:

          (i) initially, the period commencing on the Borrow-ing Date or Conversion Date with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Company in its irrevocable notice of borrowing given pursuant to paragraph 2.2 or its ir-revocable notice of conversion as given pursuant to paragraph 2.10; and

          (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period ap-plicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Company in its irrevocable notice of conversion given pursuant to paragraph 2.10; and

          (b)  with respect to any B Loan comprising the same
B Borrowing requested by the Company, the period commencing on the Borrowing Date with respect to such B Loan and ending on the maturity date thereof specified in the B Borrowing Request with respect thereto given pursuant to paragraph 2.3, which maturity date shall be no less than seven days and no more than 92 days after the Borrowing Date with respect to such B Loan;

provided, however, that all of the foregoing provisions relat-ing to Interest Periods are subject to the following:

          (i) if any Interest Period pertaining to a LIBOR Loan or a B Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) if, with respect to any borrowing or the conversion of any A Loan, the Company shall fail to give due notice as provided in paragraph 2.2 or 2.10, as the case may be, the Company shall be deemed to have selected the Alternate Base Rate for such A Loan or such A Loan shall be automatically converted to an Alternate Base Rate Loan upon the expiration of the Interest Period with respect thereto;

          (iii) if any Interest Period pertaining to a LIBOR Loan begins on the last Business Day of a calendar month (or on a day for which there is no numerically corre-sponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of a calendar month;

          (iv) no Interest Period selected in respect of any Loan shall end after the Termination Date;

          (v) the Company shall select Interest Periods so as not to have more than six LIBOR and B Loans, in the aggregate, consisting of no more than four LIBOR Loans or four B Loans, outstanding at any one time.

     "Investments":  as defined in paragraph 8.10.

     "Leverage Ratio": the ratio of Indebtedness of the Company on a Consolidated basis to Total Capitalization.

     "LIBOR Lending Office": in respect of any Lender, in-itially, the office of such Lender designated as such in Exhibit B (or, if no such office is specified, its Domestic Lending Office); thereafter, such other office, if any, of such Lender which shall be making or maintaining LIBOR Loans, as re-ported by such Lender to the Agent.

     "LIBOR Loans": collectively, Loans hereunder (or any por-tions thereof) at such time as they (or such portions) are made or being maintained at a rate of interest based upon the LIBOR
Rate.

     "LIBOR Rate": with respect to any Interest Period ap-plicable to any LIBOR Loan, the rate equal to the rate of interest per annum, as determined by the Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

     (a) the rate quoted by the Agent to leading banks in the interbank market for eurodollars as the rate at which the Agent is offering Dollar deposits in an amount equal approximately to the LIBOR Loan of the Agent, in its capacity as a Lender, to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m., New York City time, two Business Days prior to the first day of such Interest Period, by

     (b) a number equal to 1.00 minus the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including, without limitation, marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Agent and other major United States banks or money center banks are subject, in respect of eurocurrency funding (currently re-ferred to as "Eurocurrency liabilities" in Regulation D of the Board of Governors of the Federal Reserve System). Such re-serve requirements shall include, without limitation, those imposed under such Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirement.

     "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any condi-tional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

     "Loan": an A Loan, a B Loan or a Swing Line Loan, as the case may be.

     "Loan Documents": collectively, this Agreement, the Notes and the Swing Line Note.

     "Loans": A Loans, B Loans and Swing Line Loans, collectively.

     "Margin Stock": any "margin stock" as such term is de-fined in Regulation U of the Board of Governors of the Federal
Reserve System, as the same may be amended or supplemented from time to time.

     "Material Adverse Change": a material adverse change in
(i) the operations, business, prospects, Property or condition (financial or otherwise) of (a) the Company or (b) the Company and the Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement or the Notes (iii) the ability of the Agent or any of the Lenders to enforce any of the Loan Documents.

     "Material Adverse Effect": a material adverse effect on
(i) the operations, business, prospects, Property or condition (financial or otherwise) of (a) the Company or (b) the Company and the Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement or the Notes (iii) the ability of the Agent or any of the Lenders to enforce any of the Loan Documents.

     "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Note" and "Notes":  as defined in paragraph 2.4.

     "Note Agreement": the Note Agreement, dated March 3, 1993, by and among the Company and the purchasers party thereto in the original principal amount of $125,000,000, in connection with the issuance by the Company of its 7.875% senior notes due March 3, 2003.

     "Participating Lender": as defined in paragraph 2.3(a)(v).

     "PBGC": the Pension Benefit Guaranty Corporation estab-lished pursuant to Subtitle A of Title IV of ERISA, or any Governmental Body succeeding to the functions thereof.

     "Permitted Liens":

     (i) Liens on Property of the Company and the Subsidiaries existing on the date hereof as set forth in
Schedule 8.2;

     (ii) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in good faith in accordance with paragraph 7.4;

     (iii) statutory Liens of landlords and Liens securing claims of contractors, subcontractors, suppliers of goods, materials, equipment or services, or laborers or other like Liens arising in the ordinary course of business for amounts not yet due or which are being contested in good faith in accordance with paragraph 7.6;

     (iv) Liens (other than any Lien imposed by ERISA) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (v)  deposits or pledges to secure tenders,
statutory obligations, surety bonds, appeal and release bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations arising in the ordinary course of business (in all cases exclusive of obligations for the payment of Indebtedness);

     (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances affecting real
Property which do not materially adversely affect the value of such real Property or the financial condition of the Company or any Subsidiary or interfere with the ordinary conduct of the business of the Company or any Subsidiary;

     (vii) Liens on any Property hereafter acquired to secure the payment of the purchase price thereof, provided that such Liens are created contemporaneously with the purchase thereof and attach only to the Property so purchased and provided further that the Indebtedness secured by such Liens is permitted under paragraph 8.1;
and

     (viii) extensions, renewals or replacements of any Lien referred to in clauses (i) through (vii) above, but only to the extent that (a) the principal amount of the Indebtedness or obligation secured thereby is not increased and (b) any such extension, renewal or replacement is limited to the Property originally encumbered thereby.

     "Person": an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorpor-ated association, a joint venture, a Governmental Body or any other entity of whatever nature.

     "Plan": any pension plan which is covered by Title IV of ERISA and which is maintained by or to which contributions are made by the Company, a Subsidiary or a Commonly Controlled Entity or in respect of which the Company, a Subsidiary or a Commonly Controlled Entity has or may have any liability.

     "Projections": as defined in paragraph 4.16(b).

     "Property": all types of real, personal, tangible, intan-gible or mixed property including, without limitation, Stock.

     "Proposed Bid Rate": as applied to any Remaining Interest Period with respect to a Lender's B Loan, the rate per annum that such Lender in good faith would have quoted to the Company had the Company requested that such Lender offer to make a B Loan on the first day of such Remaining Interest Period, assuming no Default or Event of Default existed on such day and that the Company had the right to borrow hereunder on such day, such rate to be determined by such Lender in its sole discretion.

     "Remaining Interest Period": (i) in the event that the Company shall not for any reason borrow or convert after it shall have notified the Agent of its intent to do so and shall have requested a LIBOR Loan pursuant to paragraph 2.2 or 2.10 or accepted one or more offers of B Loans under paragraph 2.3, a period equal to the Interest Period that the Company elected in respect of such LIBOR Loan or B Loans; (ii) in the event that a LIBOR Loan or B Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or (iii) in the event that the Company shall prepay or repay all or any part of the principal amount of a LIBOR Loan or B Loan prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

     "Reportable Event": any event described in Section 4043(b) of ERISA, other than an event (excluding an event described in Section 4043(b)(1) relating to tax disqualifica-
tion) with respect to which the 30-day notice requirement has been waived.

     "Required Lenders":  at any time, Lenders having
Commitments (excluding the Swing Line Commitment) equal to more than 66 2/3% of the Aggregate Commitments (excluding the Swing
Line Commitments).

     "Results of Operations Report": the report of the Company and the Subsidiaries, taken separately, entitled "Results of Operations", prepared for distribution to the board of directors of the Company.

     "SEC": the Securities and Exchange Commission, or any other Governmental Body succeeding to the functions thereof.

     "Securities Exchange Act":  the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.

     "Single Employer Plan": any Plan which is not a Multi-employer Plan.

     "Special Counsel":  Emmet, Marvin & Martin.

     "Stock": any and all shares, interests, participations, warrants or other equivalents (however designated) of corporate stock.

     "Subsidiary": as to the Company, any corporation, as-sociation, partnership, joint venture or other business entity of which the Company, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% (determined in accordance with the provisions for calculating the percentage of voting securities set forth in 16 C.F.R. 801.12(b)) of the voting securities having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not a class or classes shall or might have voting power by reason of the hap-pening of any contingency or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined, excluding any limited partnership over which the Company has no control and the obligations of which are not recourse to the Company.

     "Swing Line Borrowing Date": any date upon which BNY shall make Swing Line Loans to the Company, which date shall not be later than the Swing Line Termination Date.

     "Swing Line Commitment": as to BNY, the amount set forth on Exhibit A under the heading "Swing Line Commitment", as the same may be reduced from time to time pursuant to paragraph
2.8.

     "Swing Line Commitment Period": the period from the Effective Date to, but excluding, the Swing Line Termination
Date.

     "Swing Line Loan" and "Swing Line Loans": as defined in paragraph 2.5.

     "Swing Line Note": as defined in paragraph 2.6.

     "Swing Line Termination Date": the date which is two
Business Days prior to the Termination Date.

     "Tangible Net Worth": at any date, the sum of the Stock and paid in surplus, plus retained earnings (or minus ac-cumulated deficit) of the Company on a Consolidated basis (minus intangible assets, including, without limitation, franchises, patents and patent applications, trademarks, brand names and goodwill), each as determined in accordance with GAAP.

     "Taxes": any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholding, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Body.

     "Termination Date":  December 31, 1998.



     "Total Capitalization": as of any date of determination, the sum of (i) Indebtedness of the Company on a Consolidated basis (less the aggregate amount of Contingent Obligations included in such Indebtedness the primary obligor of which is a Person other than the Company or a Subsidiary), (ii) Consolidated net worth (determined in accordance with GAAP), and (iii) non-current deferred taxes properly recorded on the books of the Company and the Subsidiaries, each as of such date of determination.

     "Type":  A Loans made hereunder as Base Rate Loans or
LIBOR Loans, as the case may be.

     B.   Other Definitional Provisions.

          (a) All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan
Documents or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

          (b) As used herein, in the other Loan Documents and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company not defined in paragraph 1.1 shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and paragraph and exhibit references contained herein shall refer to paragraphs hereof or exhibits hereto unless otherwise expressly provided herein.

          (d) The word "or" shall not be exclusive; "may not" is prohibitive and not permissive; and the singular includes the plural.


II.  AMOUNT AND TERMS OF LOANS

     A.   A Loans.

          Subject to the terms and conditions of this Agree-ment, each Lender severally agrees to make A Loans to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed such Lender's Commitment, provided that the aggregate unpaid principal balance of all A Loans, B Loans and Swing Line Loans at any one time outstanding shall not exceed the Aggregate Commitments. During such period, the Company may borrow, prepay in whole or in part and reborrow under the Com-mitments, all in accordance with the terms and conditions hereof. Subject to the provisions of paragraphs 2.2 and 2.11, A Loans may be (i) Alternate Base Rate Loans, (ii) LIBOR Loans or (iii) any combination thereof.

     B.   Procedure for A Borrowings.

          (a) The Company may borrow A Loans hereunder on any Business Day from and after the Effective Date to and including the day immediately preceding the Termination Date, by giving the Agent irrevocable notice (by telephone (to be promptly confirmed in writing), telecopy or other writing) (each an "A Borrowing Request") substantially in the form of Exhibit C-1
(i) no later than 11:00 a.m., New York City time, three
Business Days prior to each requested Borrowing Date in the case of LIBOR Loans, and (ii) no later than 10:00 a.m., New
York City time, on the requested Borrowing Date (which shall be a Business day) in the case of Alternate Base Rate Loans, in each case specifying (1) the aggregate amount to be borrowed under the Commitments, (2) the requested Borrowing Date, (3) whether the borrowing is to be of LIBOR Loans, Alternate Base
Rate Loans or a combination thereof and (4) if the borrowing is to be of LIBOR Loans, the amount thereof and the length of the initial Interest Period for such Loans. Each borrowing of A Loans (other than A Loans made pursuant to paragraph 2.7(b)) shall be in an aggregate principal amount equal to $5,000,000 or such amount plus a whole multiple of $1,000,000 or, if less, with respect to Alternate Base Rate Loans only, the unused amount of the Commitments. Upon receipt of each notice of bor-rowing from the Company, the Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of each borrowing available to the Agent for the account of the Company at the office of the Agent set forth in paragraph 11.2 not later than 12:00 noon, New York
City time, on the A Borrowing Date requested by the Company, in funds immediately available to the Agent at such office. The amounts so made available to the Agent on a Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement as determined by the Agent, be made available on such date to the Company by the Agent at the office of the Agent specified in paragraph 11.2 by crediting the account of the Company on the books of such office with the aggregate of said amounts received by the Agent, except as otherwise set forth in paragraph 2.7.

          (b) Unless the Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be confirmed by telecopy or other writing) that such Lender will not make available to the Agent such Lender's pro rata share of the A Loans requested by the Company, the Agent may assume that such Lender has made such share available to the Agent on such Borrowing Date in accordance with this paragraph, provided that such Lender received notice of the proposed
A Borrowing from the Agent, and the Agent may, in reliance upon such assumption, make available to the Company on such Bor-rowing Date a corresponding amount. If and to the extent such Lender shall not have so made such pro rata share available to the Agent and the Agent shall have made available a corresponding amount, such Lender and the Company severally agree to pay to the Agent forthwith on demand such correspond-ing amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Company until the date such amount is paid to the Agent, at a rate per annum equal to, in the case of the Company, the applicable interest rate set forth in paragraph 2.11, and, in the case of such Lender, the Federal Funds Rate in effect on each such day (as determined by the Agent). Such payment by the Company, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's A Loan as part of such A Loans for purposes of this Agreement, which A Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such A Loans.

     C.   B Loans and Procedure for B Borrowings.

          (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees that the Company may effect B Borrowings under this paragraph 2.3 from time to time on any Business Day during the period from the Effective Date until the date occurring 7 days prior to the Termination Date in the manner set forth below, provided, however, that at no time shall the aggregate outstanding principal balance of all B Loans outstanding hereunder exceed the Aggregate Commitments less the aggregate outstanding principal balance of all A Loans and Swing Line Loans, if any, then outstanding:

               (i) The Company may request a B Borrowing under this paragraph 2.3 by giving to the Agent, not later than 11:00 a.m., New York City time, at least three Business Days prior to the date of the proposed B Borrowing, a notice (each, a "B Borrowing Request"), substantially in the form of Exhibit C-2, specifying the proposed date and aggregate principal amount (which shall be equal to $5,000,000 or such amount plus a whole multiple of $1,000,000, or, if less, the undrawn balance of the Ag-gregate Commitments) of the proposed B Borrowing, the proposed Interest Period for each B Loan to be made as part of such B Borrowing (which Interest Period shall not be later than the Termination Date and shall otherwise comply with the applicable provisions of the definition of "Interest Period"), the Interest Payment Date or Dates relating thereto, the maturity date of such B Borrowing (which maturity date shall be no less than seven and no more than 92 days after the Borrowing Date of such B Borrowing) and such other terms to be applicable to such B Borrowing as the Company may specify. The Agent shall promptly notify (by telephone or otherwise, such notice to be promptly confirmed by telecopy or other writing) each Lender of each B Borrowing Request received by it and the terms contained in such Request.

               (ii) Each Lender may, if, in its sole discre-tion, it elects so to do, irrevocably offer to make one or more B Loans to the Company as part of such proposed B
     Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, which rate or rates shall be calculated on the basis of a 360 day year for the actual number of days elapsed, by notifying (by telephone or otherwise, such notice to be promptly confirmed by telecopy or other writing) the Agent, before 11:00 a.m., New York City time, two Business Days before the Borrowing
     Date of such proposed B Borrowing, of the minimum amount and maximum amount of each B Loan which such Lender would be willing to make as part of such proposed B Borrowing
     (which amounts may, subject to the proviso to the first sentence of paragraph 2.3(a), exceed such Lender's Com-mitment), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such B Loan. The Agent shall notify the Company of all such offers before 11:30 a.m., New York City time, provided that if BNY in its capacity as a Lender shall in its sole discretion elect to make any such offer, it shall notify the Company of such offer before 10:30 a.m., New York City time, two Business Days before such proposed Borrowing Date. If any Lender other than BNY shall fail to notify the Agent before 11:00 a.m., New York City time, and BNY in its capacity as Lender shall fail to notify the Company before 10:30 a.m., New York City time, two Business Days before the proposed Borrowing Date, that it elects to make such an offer, such Lender shall be deemed to have elected not to make such an offer and such Lender shall not, and shall not be obligated to, make any B Loan as part of such B Borrowing. Any offer submitted after the times required above shall be disregarded by the Agent unless such offer is submitted to correct a manifest error in a prior offer.

               (iii)  The Company shall, before 12:00 noon, New
     York City time, two Business Days before the date of such proposed B Borrowing, either

                    (A)  cancel such B Borrowing Request by
          notifying the Agent in writing to that effect, or

                    (B)  in its sole discretion, irrevocably
          accept one or more of the offers made by any Lender or Lenders pursuant to (ii) above by giving notice to the Agent of the amount of each B Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Lender for such B Loan pursuant to
          (ii) above) to be made by each Lender as part of such B Borrowing, and reject any remaining offers made by Lenders pursuant to (ii) above, by giving the Agent notice to that effect, provided, however, that the aggregate principal amount of such offers accepted by the Company shall be equal to at least $5,000,000. No such Lender shall be obligated to make such B Loan in a principal amount less than the minimum amount offered by such Lender without consenting to such lesser amount. If any Lender declines to make a B Loan at such lesser amount, the Company shall be entitled in its sole discretion to determine which of such offers at the same interest rate it shall accept.

               (iv) If the Company notifies the Agent that a B Borrowing Request is cancelled pursuant to (iii)(A) above, the Agent shall give prompt notice (by telephone or otherwise, such notice to be promptly confirmed by telecopy or other writing) thereof to the Lenders and such B Borrowing shall not be made.

               (v) If the Company accepts one or more of the offers made by any Lender or Lenders pursuant to clause
     (iii)(B) above, the Agent shall, as promptly as practicable on the second Business Day before such proposed Borrowing Date, notify (1) each Lender that has made an offer as described in clause (ii) above, of the date and aggregate amount of such B Borrowing and whether any offer or offers made by such Lender pursuant to clause
     (ii) above has been accepted by the Company and (2) each Lender that is to make a B Loan as part of such B Borrowing (a "Participating Lender" with respect to such B Borrowing), of the amount of each B Loan to be made by such Lender as part of such B Borrowing, together with a specification of the interest rate and Interest Payment Date or Dates in respect of each such B Loan. Each such Participating Lender shall, before 12:00 noon, New York City time, on the date of such B Borrowing, make available to the Agent at its address specified in paragraph 11.2, for the account of such Participating Lender's Applicable Lending Office, such Participating Lender's portion of such B Borrowing, in same day funds. Upon satisfaction of the applicable terms and conditions of this Agreement and after receipt by the Agent of such amount from each such Participating Lender, the Agent will make such amount available on such date to the Company at the office of the Agent specified in paragraph 11.2 by crediting the account of the Company on the books of such office with the aggregate of such amount, in like funds as received by the Agent, and the Agent will notify each Lender of the amount of such B Borrowing, such Lender's B Loan thereunder, if applicable, and the date upon which such B Loan commenced and is to terminate. After each B Borrowing, if requested by any Lender, the Agent shall within a reasonable time furnish to such Lender such information in respect of such B Borrowing as such Lender shall reasonably request.

          Unless the Agent shall have received prior notice from a Participating Lender (by telephone or otherwise, such notice to be promptly confirmed by telephone, telecopy or other writing) that such Participating Lender will not make available such Participating Lender's B Loan, the Agent may assume that such Participating Lender has made such Participating Lender's portion of such B Borrowing available to the Agent on such Borrowing Date in accordance with this paragraph, and the Agent may, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount. If and to the extent such Participating Lender shall not have made such portion available to the Agent, such Participating Lender and the Company sever-ally agree to pay to the Agent forthwith on demand (but without duplication) such corresponding amount with interest thereon for each day from the date such amount is made available to the Company until the date such amount is paid to the Agent at a rate per annum equal to, in the case of the Company, the rate of interest for such B Loan accepted by the Company in its notice to the Agent under paragraph 2.3(a)(iii)(B), and, in the case of such Participating Lender, the Federal Funds Rate in effect on such day (as determined by the Agent). Such payment by the Company, however, shall be without prejudice to its rights against such Participating Lender. If such Participating Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Participating Lender's B Loan as a part of such B Loans for purposes of this Agreement, which B Loan shall be deemed to have been made by such Participating Lender on the Borrowing Date applicable thereto, but without prejudice to the Company's rights against such Participating Lender.

          (b) Within the limits and on the conditions set forth in this paragraph 2.3, the Company may from time to time borrow under this paragraph 2.3, repay pursuant to clause (c) below, and reborrow under this paragraph 2.3.

          (c) The Company shall repay to the Agent for the account of each Participating Lender which has made a B Loan on the maturity date of such B Loan (such maturity date being that specified by the Company for repayment of such B Loan in the related B Borrowing Request delivered pursuant to 2.3(a)(i)) the then unpaid principal amount of such B Loan.

          (d) The Company shall pay interest on the unpaid principal balance of each B Loan from the date of such B Loan to the date the principal amount of such B Loan is repaid in full, at the rate of interest for such B Loan specified by the Participating Lender making such B Loan in its notice with respect thereto delivered pursuant to 2.3(a)(ii) payable on the Interest Payment Date or Dates specified by the Company for such B Loan in the related B Borrowing Request delivered pursuant to 2.3(a)(i).

          (e) Promptly following its receipt of notification from the Agent of offers to make B Loans, and regardless of whether the Company elects to accept one or more of such offers, the Company shall pay to the Agent for its account the fee previously agreed to between the Company and the Agent.

     D.   Notes.

          The A Loans and B Loans made by each Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit D, with appropriate insertions therein as to date and principal amount (each as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, a "Note" and, collectively with the Notes of all other Lenders and the Swing Line Note, the "Notes"), payable to the order of such Lender and representing the obligation of the Company to pay the lesser of (i) the amount of the Aggregate Commitments and (ii) the aggregate unpaid principal balance of all A Loans and B Loans made by such Lender, with interest thereon as prescribed in paragraph
2.11. Each Lender is hereby authorized to record (a) the date and amount of each A Loan and B Loan made by such Lender, (b) its character (in the case of A Loans) as an Alternate Base Rate Loan, a LIBOR Loan, or combination thereof, (c) the Interest Period and interest rate applicable to LIBOR Loans and B Loans and (d) the date and amount of each conversion of, and each payment or prepayment of principal of, its A Loans and B Loans, on the schedule (and any continuations thereof) annexed to and constituting a part of its Note. Any failure to so record and any error in so recording shall not affect the obligation of the Company to repay the A Loans and B Loans, with interest thereon, as herein provided. Each such Note shall (1) be dated the first Borrowing Date, (2) be stated to mature on the Termination Date and (3) bear interest for the period from and including the date thereof on the unpaid principal balance thereof from time to time outstanding at the applicable interest rate or rates per annum determined as pro-vided in paragraph 2.11. Interest on each such Note shall be payable as specified in paragraph 2.11.

     E.   Swing Line Loans.

           Subject to the terms and conditions of this
Agreement, BNY, shall make loans (each a "Swing Line Loan" and, collectively, the "Swing Line Loans") to the Company from time to time during the Swing Line Commitment Period up to an aggregate principal amount at any one time outstanding which shall not exceed BNY's Swing Line Commitment. At no time shall the aggregate principal balance of the Swing Line Loans outstanding hereunder exceed the lesser of (a) the Aggregate Commitments less the aggregate principal amount of A Loans and B Loans outstanding at such time, or (b) the Swing Line Commitment. During such period, the Company may borrow, prepay in whole or in part and reborrow under the Swing Line Commitment, all in accordance with the terms and conditions hereof, subject, however, to paragraph 2.7. Each Swing Line Loan shall mature on the Business Day immediately following the Swing Line Borrowing Date with respect thereto. All Swing Line Loans shall incur interest at the rate set forth in paragraph
2.11 and shall otherwise be subject to all the terms and conditions applicable to A Loans and B Loans, except that the principal balance thereof shall be payable as set forth in paragraph 2.7 with accrued interest thereon, and all interest thereon prior to the maturity thereof shall be payable to BNY solely for its own account in accordance with paragraph
2.11(c).   BNY shall not make any Swing Line Loan at any time
if BNY shall have received written notice from any Lender on or before the Business Day immediately preceding the date of the proposed Swing Line Loan that one or more of the conditions precedent contained in paragraphs 5 and 6 will not on such date be satisfied, and BNY shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in paragraphs 5 and 6 hereof have been satisfied.

     F.   Swing Line Note.

          The Swing Line Loans made by BNY shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit E, with appropriate insertions therein as to date and principal amount (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the "Swing Line Note"), payable to the order of BNY and representing the obligation of the Company to pay the lesser of (a) the amount of the Swing Line Commitment or (b) the aggregate unpaid principal balance of all Swing Line Loans with interest thereon as set forth in paragraph 2.11. BNY is hereby authorized to record (i) the date and amount of each Swing Line Loan and (ii) the date and amount of each payment or prepayment of principal of any Swing Line Loans on the schedule (and any continuations thereof) annexed to and constituting a part of its Swing Line Note. No failure to so record or any error in so recording shall affect the obligations of the Company to repay the Swing Line Loans as herein provided. The Swing Line Note shall (a) be stated to mature on the Termination Date, and (b) bear interest for the period from and including the date thereof on the unpaid principal balance thereof from time to time outstanding at the applicable interest rate or rates per annum determined as provided in paragraph 2.11(c).

     G.   Procedure for Borrowing Swing Line Loans.

          (a) The Company may borrow Swing Line Loans hereunder on any Business Day to but excluding the Swing Line Termination Date by notifying the Agent and BNY (by telephone or telecopy) no later than 12:00 noon, New York City time on the requested Swing Line Borrowing Date, specifying the amount to be borrowed under the Swing Line Commitment and the requested Swing Line
Borrowing Date.    Each borrowing of Swing Line Loans shall be
in an aggregate principal amount equal to $100,000 or such amount plus an integral multiple thereof or, if less, the unused amount of the Swing Line Commitment. BNY will then, subject to its determination that the terms and conditions of this Agreement have been satisfied, make the requested amount available not later than 3:00 p.m. (New York City time) on that same day to the Agent, who thereupon will promptly make such amount available to the Company at the office of the Agent specified in paragraph 11.2 by crediting the account of the Company on the books of such office of the Agent.

          (b) Notwithstanding anything to the contrary contained in paragraph 2.2, BNY, at any time in its sole and absolute discretion may, and upon the request of the Required Lenders shall, on behalf of the Company (which, along with each of the Lenders, hereby irrevocably directs BNY to act on its behalf), request each Lender, including BNY, by giving such Lender telephone (to be confirmed in writing), telecopy or other written notice, to make an A Loan, at the Alternate Base Rate, to the Company in an amount equal to such Lender's Commitment Percentage of the aggregate amount of Swing Line
Loans outstanding on the date of such notice. Unless a Default or Event of Default shall have occurred or be continuing on the date of such notice, each Lender irrevocably agrees that it shall promptly pay to the Agent for distribution to BNY, in immediately available funds, its Commitment Percentage of such Alternate Base Rate Loan, by no later than 12:00 noon (New York City time) on the date of such notice. BNY shall apply the proceeds of such Alternate Base Rate Loans to the immediate repayment of the outstanding Swing Line Loans and, to the extent the aggregate amount of such Alternate Base Rate Loans are in excess of the outstanding Swing Line Loans on such day, BNY shall deliver such excess amount to the Agent and the Agent shall make such excess amount available on such date to the Company at the office of the Agent specified in paragraph 11.2 by crediting the account of the Company on the books of such office in the amount of such excess, in like funds as received by the Agent. The Agent shall notify the Company of the making of any Alternate Base Rate Loan pursuant to this paragraph 2.7(b).

          (c) If, prior to the making of any Alternate Base Rate Loans to the Company pursuant to paragraph 2.7(b), a Default or Event of Default shall have occurred or be continuing, each Lender irrevocably agrees that it will, on the date such Alternate Base Rate Loan was to have been made, unconditionally purchase from BNY, without recourse or war-ranty, an undivided participation interest in each outstanding Swing Line Loan made by BNY in an amount equal to such Lender's Commitment Percentage thereof, whereupon such Lender shall promptly pay to the Agent for the account of BNY an equal amount in immediately available funds. If any amount required from any Lender pursuant to this paragraph 2.7(c) is not in fact made available to BNY by such Lender, BNY shall be entitled to recover such amount on demand from such Lender together with accrued interest thereon, for each day from the date of demand therefor, to but excluding the date such amount is paid to BNY by such Lender, at the Alternate Base Rate. If such Lender does not pay such amount forthwith upon BNY's demand therefor, and until such time as such Lender makes the required payment, BNY shall be deemed to continue to have outstanding a Swing Line Loan in the amount of such unpaid participation obligation for all purposes of this Agreement other than those provisions requiring the other Lenders to purchase a participation therein. If at any time after BNY has received from any Lender such Lender's participation in a Swing Line Loan, BNY receives any payment on account thereof, BNY will distribute to such Lender its participating interest in such payment (appropriately adjusted, with respect to interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded), provided, however, that if any payment received by BNY is required to be returned for any reason, such Lender will return to BNY the portion thereof previously distributed by BNY to it.


     H.   Reduction of Commitments.

          (a) Voluntary Reductions. The Company shall have the right, upon at least five Business Days' prior written notice to the Agent, to reduce permanently the Commitments in whole at any time, or in part from time to time, to an amount not less than the aggregate principal balance of the Loans then outstanding (after giving effect to any contemporaneous prepayment thereof), without premium or penalty, provided that each partial reduction of the Commitments shall be in an amount equal to $10,000,000 or such amount plus a whole multiple of $1,000,000.

          (b) Mandatory Reductions. On each date that a prepayment of the Loans is made pursuant to paragraph 2.9(b) or 8.13(iv), and upon the date that any voluntary prepayment of the Loans is made in connection with a repurchase of the notes under the Note Agreement pursuant to paragraph 6I therein, the Aggregate Commitments shall be automatically and permanently reduced by an amount equal to the amount of each such prepayment of the Loans.

          (c) In General. Reductions of the Commitments shall be applied pro rata according to the Commitment Percentage of each Lender. Simultaneously with each reduction of the Commitments under this paragraph 2.8, the Company shall pay the Commitment Fees accrued on the amount by which the Commitments have been reduced. If any prepayment is made under this paragraph 2.8 with respect to any LIBOR or B Loans, in whole or in part, prior to the last day of the applicable Interest Period, the Company agrees that it shall indemnify the Lenders in accordance with paragraph 2.16. After giving effect to any partial prepayment with respect to LIBOR or B Loans which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal balance of such LIBOR or B Loans shall not be less than (subject to paragraph 2.10) $5,000,000 or such amount plus a whole multiple of $1,000,000.

     I.   Prepayments of the Loans.

          (a) Voluntary Prepayments. The Company may, at its option, prepay (i) A Loans consisting of Alternate Base Rate
Loans, in whole or in part, without premium or penalty, at any time or from time to time, and (ii) A Loans consisting of LIBOR Loans or B Loans, in whole or in part, without premium or penalty, at the end of any Interest Period with respect to such Loan, in either case by notifying the Agent at least three
Business Days prior to the proposed prepayment date. Each such notice shall be in writing and shall specify the Loans to be prepaid, the amount to be prepaid, and the date of prepayment.
Upon receipt of such notice, the Agent shall promptly notify each Lender thereof. If any such notice of the Company is given pursuant to this paragraph 2.9, such notice shall be ir-revocable and payment of the amount specified in such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or such amount plus a whole multiple of $1,000,000 or, if less, the outstanding principal balance of the A Loans or B Loans being prepaid, as the case may be. After giving effect to any partial prepayment with respect to LIBOR Loans which was made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal amount of such LIBOR Loans made (whether as the result of a borrowing or a conversion) shall not be less than (subject to paragraph 2.10) $5,000,000 or such amount plus a whole multiple of $1,000,000.

          (b) Mandatory Prepayments of Loans. The Company shall prepay the Loans in an aggregate amount equal to the sum of (i) the aggregate amount of all repurchases of the notes under the Note Agreement made pursuant to the occurrence of a Purchase Event under and as defined in the Note Agreement, less the amount of any voluntary prepayments of the Loans made in connection with a repurchase of the notes under the Note Agreement pursuant to paragraph 6I therein, and (ii) the aggregate amount of the Loans required to be prepaid pursuant to paragraphs 8.4(b) and 8.13(iv). Prepayments of Loans made pursuant to this paragraph 2.9(b) shall be applied first to the outstanding principal amount of Swing Line Loans, and second to the aggregate outstanding principal amount of A and B Loans, pro rata according to each Lender's outstanding principal amount of such Loans.

          (c) Mandatory Prepayments of Swing Line Loans. The Company shall prepay the aggregate outstanding principal amount of all Swing Line Loans, if any, together with interest thereon through the date of such prepayment, at least once during each 30 day period, and such amounts shall remain undrawn for a period equal to at least one Business Day.

          (d) In General. If any prepayment is made under this paragraph 2.9 with respect to any LIBOR Loans, B Loans or Swing Line Loans, in whole or in part, prior to the last day of the applicable Interest Period, the Company agrees to indemnify the Lenders in accordance with paragraph 2.16.

     J.   Conversions.

          (a) With respect to A Loans, the Company may elect from time to time to convert LIBOR Loans to Alternate Base Rate Loans by giving the Agent at least two Business Days' prior ir-revocable notice of such election, specifying the amount to be so converted, provided that any such conversion of LIBOR Loans shall only be made on the last day of the Interest Period ap-plicable thereto. In addition, the Company may elect from time to time to convert Alternate Base Rate Loans to LIBOR Loans or to convert LIBOR Loans to new LIBOR Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election, specifying the amount to be so converted and the initial Interest Period relating thereto, provided that any such conversion of Alternate Base Rate Loans to LIBOR Loans shall only be made on a Business Day and any such conversion of LIBOR Loans to new LIBOR Loans shall only be made on the last day of the Interest Period applicable to the LIBOR Loans which are to be converted to such new LIBOR Loans. The Agent shall promptly provide the Lenders with notice of any such election. Loans may be converted pursuant to this paragraph 2.10(a) in whole or in part, provided that conversions of Alternate Base Rate Loans to LIBOR Loans or
LIBOR Loans to new LIBOR Loans shall be in an aggregate principal amount of (subject to this paragraph 2.10) $5,000,000 or such amount plus a whole multiple of $1,000,000.

          (b) Notwithstanding anything in this paragraph 2.10 to the contrary, no Alternate Base Rate Loan may be converted to a LIBOR Loan, and no LIBOR Loan may be converted to a new LIBOR Loan, if the Company or the Agent has knowledge that a Default or an Event of Default has occurred and is continuing at the time the Company shall notify the Agent of its election to convert any such Alternate Base Rate Loan to a LIBOR Loan or to convert any LIBOR Loan to a new LIBOR Loan, or at the time such Alternate Base Rate Loan is to be converted to a LIBOR Loan or such LIBOR Loan is to be converted to a new LIBOR Loan. In such event, such Alternate Base Rate Loan shall be auto-matically continued as an Alternate Base Rate Loan or such LIBOR Loan shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period ap-plicable to such LIBOR Loan. If a Default or an Event of Default shall have occurred and be continuing, the Agent shall, at the request of the Required Lenders, notify the Company (by telephone or otherwise) that all, or such lesser amount as the Agent and the Required Lenders shall designate, of the outstanding LIBOR Loans shall be automatically converted to Alternate Base Rate Loans, in which event such LIBOR Loans shall be automatically converted to Alternate Base Rate Loans on the date such notice is given. If any LIBOR Loan shall be terminated prior to the last day of the Interest Period applicable thereto pursuant to this paragraph 2.10(b), the Company agrees that it shall indemnify the Lenders in accordance with paragraph 2.16.

          (c) Each conversion shall be effected by each Lender applying the proceeds of the new Alternate Base Rate Loan or LIBOR Loan, as the case may be, to the Loan (or portion thereof) being converted (it being understood that such conversion shall not constitute a borrowing for purposes of paragraphs 4, 5 or 6). Accrued interest on the Loan (or por-tion thereof) being converted shall be paid by the Company at the time of conversion.

     K.   Interest Rate and Payment Dates.

          (a) A Loans Prior to Maturity. Prior to maturity, the outstanding principal balance of the A Loans (i) consisting of Alternate Base Rate Loans shall bear interest on the unpaid principal balance thereof at the Alternate Base Rate and (ii) consisting of LIBOR Loans shall bear interest on the unpaid principal balance thereof at the LIBOR Rate for the applicable Interest Period plus the Applicable Margin.

          (b) B Loans Prior to Maturity. Prior to maturity, the outstanding principal balance of the B Loans shall bear interest on the unpaid principal balance thereof at the rate therefor set forth in the applicable Lender's notice with respect to the proposed B Borrowing in accordance with paragraph 2.3(a)(ii).

          (c) Swing Line Loans. (i) Prior to maturity and prior to the acquisition of Swing Line Loans or participation interests in Swing Line Loans by the Lenders pursuant to paragraph 2.7(b) or 2.7(c), as the case may be, Swing Line Loans shall bear interest on the unpaid principal balance thereof at the rate therefor determined by BNY prior to the making of each such Swing Line Loan and accepted by the Company, such acceptance to be evidenced by the acceptance by the Company of the proceeds of such Swing Line Loans, provided that such rate shall not exceed the higher of the Alternate Base Rate or the LIBOR Rate, for an Interest Period of one month, plus the Applicable Margin, in each case in effect on such date of determination, and (ii) prior to maturity and after the acquisition of Swing Line Loans or participation interests in Swing Line Loans by the Lenders pursuant to paragraph 2.7(b) or 2.7(c), as the case may be, Swing Line Loans shall bear interest on the unpaid principal balance thereof at the Alternate Base Rate, provided that the Company may thereafter convert such Swing Line Loans to LIBOR Loans in accordance with paragraph 2.10 (and, in connection with any such conversion of Swing Line Loans to LIBOR Loans pursuant to paragraph 2.10, such Swing Line Loans shall be deemed to be A Loans).

          (d) Late Charges. If all or any portion of the principal balance of or interest payable on any of the Loans or any other amount payable under the Loan Documents shall not be paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue balance or amount shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2% from the date of such nonpayment until paid in full (whether before or after the entry of any judgment thereon).

          (e) General. Interest on Alternate Base Rate Loans, to the extent the Alternate Base Rate is based on the Base
Rate, shall be calculated on the basis of a 365/366 day year, and interest on all LIBOR Loans, B Loans, Swing Line Loans and Alternate Base Rate Loans (to the extent the Alternate Base
Rate is based on the Federal Funds Rate plus 1/2 of 1%) shall be calculated on the basis of a 360 day year, in each case for the actual number of days elapsed. Interest on all Loans shall be payable in arrears on each Interest Payment Date and, without duplication, upon payment (including prepayment) of the Loans. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Agent shall, as soon as practicable, notify the Company and the Lenders of the effective date and the amount of each such change in the Alternate Base Rate, but failure to so notify shall not in any manner affect the obligation of the Company to pay interest on the Loans in the amounts and on the dates required. Each determination of the Alternate Base Rate or LIBOR Rate by the Agent pursuant to this Agreement shall be conclusive and binding absent manifest error. At no time shall the interest rate payable on the Loans, together with the Commitment Fee and all other fees and other amounts payable hereunder, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate. If interest payable to a Lender on any date would exceed the maximum amount permitted by the Highest Lawful Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans. The Company acknowledges that to the extent interest payable on the Alternate Base Rate Loans is based on the Base Rate, the Base Rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on the Alternate Base Rate Loans on the Base Rate, the Lenders have not committed to charge, and the Company has not in any way bargained for, interest based on a lower or the lowest rate at which any Lender may now or in the future make loans to other borrowers.

     L.   Substituted Interest Rate.

          In the event that (i) the Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to paragraph 2.11 or (ii) any Lender shall have notified the Agent that it has determined (which determination shall be conclusive and binding on the Company) that the applicable LIBOR Rate will not adequately and fairly reflect the cost to such Lender of maintaining or funding loans bearing interest based on such LIBOR Rate, in either case with respect to proposed Loans that the Company has requested be made as LIBOR Loans, or LIBOR Loans that will result from the requested conversion of any Loans to LIBOR Loans (any such Loan being herein called an "Affected Loan"), the Agent shall promptly notify the Company and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination on or prior to the requested Borrowing Date for such Affected Loan or the requested Conversion Date of such Loan. If the Agent shall give such notice, (a) any requested Affected Loan shall be made as an Alternate Base Rate Loan, (b) any Loan that was to have been converted to an Affected Loan shall be converted to or continued as an Alternate Base Rate Loan and (c) any out-standing Affected Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to an Alternate Base Rate Loan. Until any such notice under clause
(i) of this paragraph 2.12 has been withdrawn by the Agent (by notice to the Company promptly upon the Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the LIBOR Rate pursuant to paragraph 2.11), no further LIBOR Loans shall be made, nor shall the Company have the right to convert any Loans to LIBOR Loans. Until any such notice under clause (ii) of this paragraph 2.12 has been withdrawn by the Agent (by notice to the Company promptly upon the Agent's having been notified by such Lender that circumstances no longer render any Loan an Affected Loan), no further LIBOR Loans shall be required to be made by the Lenders nor shall the Company have the right to convert any Loan to a LIBOR Loan.

     M.   Taxes; Net Payments.

          (a) All payments made by the Company under the Loan Documents shall be made without reduction for or on account of any Taxes required by law to be withheld from any amounts pay-able under the Loan Documents. A statement setting forth the calculations of any amounts payable pursuant to this paragraph submitted by a Lender to the Company shall be conclusive absent manifest error.

          (b) Each Lender shall deliver to the Company such certificates, documents or other evidence as the Company may reasonably require from time to time as are necessary to establish that such Lender is not subject to withholding under
Section 1441 or 1442 of the Code or as may be necessary to establish, under any law imposing upon the Company, hereafter, an obligation to withhold any portion of the payments made by the Company under the Loan Documents, that payments to the Agent on behalf of such Lender are not subject to withholding. Notwithstanding any provision herein to the contrary, the Company shall have no obligation to pay to any Lender any amount which the Company is liable by law to withhold due to the failure of such Lender to deliver to the Company such certificates, documents or other evidence as the Company may reasonably require.

     N.   Illegality.

          Notwithstanding any other provisions herein, if any Lender determines that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof (whether or not having the force of law), shall make it unlawful for any Lender to make or maintain its LIBOR Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to make LIBOR Loans or convert Alternate Base Rate Loans to LIBOR Loans shall forthwith be suspended and (ii) such Lender's Loans then out-standing as LIBOR Loans affected hereby, if any, shall be con-verted automatically to Alternate Base Rate Loans on the last day of the then current Interest Period applicable thereto or earlier if required by law. If the commitment of any Lender with respect to LIBOR Loans is suspended pursuant to this paragraph and such Lender shall notify the Agent and the Company that it is once again legal for such Lender to make or maintain LIBOR Loans, such Lender's commitment to make or maintain such LIBOR Loans shall be reinstated.

     O.   Increased Costs.

          In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any Governmental Body charged with the administration thereof or compliance by any Lender (or any corporation directly or indirectly owning or controlling such Lender) with any request or directive hereafter received from any central bank or other Governmental Body:

               (i) does or shall subject any Lender to any tax of any kind whatsoever with respect to any LIBOR Loans or its obligations under this Agreement to make LIBOR Loans, or change the basis of taxation of payments to any Lender of principal, interest or any other amount payable hereunder in respect of its LIBOR Loans (except for the imposition of, or change in the rate of, a tax on the overall net income of such Lender); or

               (ii) does or shall impose, modify or make ap-plicable any reserve, special deposit, compulsory loan, assess-ment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its LIBOR Loans which is not otherwise included in the determination of the LIBOR Rate;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its LIBOR Loans or its commitment to make such Loans hereunder, or to reduce any amount receivable hereunder in respect of its LIBOR Loans, then, in any such case, the Company shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduction in such amount receivable which such Lender deems to be material as determined by such Lender. No failure by any Lender to demand compensation for any increased cost shall constitute a waiver of such Lender's right to demand such compensation at any time. Each Lender shall deliver to the Company a statement setting forth in reasonable detail the calculations of any additional amounts payable to such Lender pursuant to the foregoing and such statement shall be conclusive absent manifest error.

     P.   Indemnification for Loss.

          Notwithstanding anything contained herein to the contrary, if the Company shall fail to borrow or convert on a Borrowing Date after it shall have given notice to do so and shall have requested a LIBOR Loan pursuant to paragraph 2.2 or 2.10, as the case may be, or shall have accepted one or more offers of B Loans under paragraph 2.3, or if a LIBOR Loan or a B Loan shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a LIBOR Loan or a B Loan is outstanding, any repayment or prepayment of such LIBOR Loan or such B Loan is made for any reason (including, without limitation, as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Company agrees to indemnify each Lender against, and to pay on demand directly to such Lender, an amount, if greater than zero, equal to:

                       A x (B-C) x  D
                                  -----
                                   360

where:

"A" equals such Lender's pro rata share of the Affected Princi-pal Amount;

"B" equals the LIBOR Rate or rate which such B Loan bears (in each case, expressed as a decimal) applicable to such Loan;

"C" equals the applicable LIBOR Rate or Proposed Bid Rate (in each case, expressed as a decimal) in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered on or about such date, for deposits (or, in the case of a Proposed Bid Rate, based on the rate such Lender would have quoted) in an amount equal approximately to such Lender's pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Lender;

"D" equals the number of days from and including the first day of the applicable Remaining Interest Period to but excluding the last day of such Remaining Interest Period;

and any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Lender) suffered by such Lender in connection with such Lender's pro rata share of such proposed borrowing, terminated LIBOR Loan, B Loan or repayment. With respect to Swing Line Loans, the Company agrees to indemnify BNY for all losses and expenses suffered by BNY, as determined by BNY in its sole discretion, in connection with any prepayment or termination of any Swing Line Loan.

     Q.   Option to Fund.

          Each Lender has indicated that, if the Company elects to borrow or convert to a LIBOR Loan or to borrow a B Loan, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of such Loan during the Interest Period in question; it being understood that the provisions of this Agreement relating to such funding are in-cluded only for the purpose of determining the rate of interest to be paid on such LIBOR Loan or B Loan and any amounts owing under paragraphs 2.12, 2.13, 2.14, 2.15 and 2.16. Each Lender shall be entitled to fund and maintain its funding of all or any part of each LIBOR Loan or B Loan made by it in any manner it sees fit, but all determinations under paragraphs 2.12, 2.13, 2.14, 2.15 and 2.16 shall be made as if such Lender had actually funded and maintained such LIBOR Loan or B Loan during the applicable Interest Period through the purchase of deposits in an amount equal to such LIBOR Loan and having a maturity corresponding to such Interest Period. The obligations of the Company under paragraphs 2.12, 2.13, 2.14, 2.15 and 2.16 shall survive the termination of the Commitments, the payment of the Notes and the payment of any other amounts due under the Loan Documents.

     R.   Use of Proceeds.

          The proceeds of the Loans shall be used first to repay the Existing Indebtedness and, thereafter, for working capital and general corporate purposes of the Company and shall conform with the provisions of paragraph 4.12. Notwithstanding the foregoing, no proceeds of the Loans shall be used to make any payment or prepayment of Indebtedness outstanding under the Note Agreement or to repurchase or redeem the notes under the Note Agreement.

     S.   Capital Adequacy.

          If either (i) the introduction of or any change in or phasing in of, any law or regulation or in the interpretation thereof by any Governmental Body charged with the administra-tion thereof, (ii) compliance with any directive, guideline or request from any central bank or Governmental Body (whether or not having the force of law) promulgated or made after the date hereof, or (iii) compliance with the Risk-Based Capital Guidelines of the Federal Reserve System as set forth in 12 C.F.R. Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 C.F.R.
Part 3 or other comparable law, rule or regulation, affects or would affect the amount of capital required to be maintained by a Lender (or any lending office of such Lender), or any corporation directly or indirectly controlling any Lender, as a result of its Commitment to make and maintain the funding of Loans hereunder, and such Lender shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on such Lender's capital or the asset value to such Lender of any Loan made by such Lender as a result, direct or indirect, of such Lender having committed to make Loans hereunder or having made Loans hereunder at a level below that which such Lender could have achieved but for such introduction, change or compliance (after taking into account such Lender's policies regarding capital adequacy) by an amount deemed by such Lender to be material, then, upon demand by such Lender, the Company shall promptly pay to such Lender such additional amount or amounts as shall be sufficient to compensate such Lender for such reduction in such rate of return or asset value. Each Lender shall deliver to the Company a statement setting forth in reasonable detail, to the extent possible, the calculations of the amount that will compensate such Lender for such reductions, and such statement shall be conclusive absent manifest error.

     T.   Transaction Record.

          The Agent's records regarding the amount of each Loan, each payment by the Company of principal and interest on the Loans other information relating to the Loans shall be presumptively correct absent manifest error.


III. FEES; PAYMENTS

     A.   Commitment Fee.

          The Company agrees to pay to the Agent for the ac-count of the Lenders in accordance with each Lender's Commit-ment Percentage, a fee (the "Commitment Fee"), for the period from and including the Effective Date to but excluding the date of the expiration or other termination of the Commitments, equal to the sum of (i) .125% per annum on the average daily unused portion of the Aggregate Commitments (after giving effect to all B Loans outstanding during the period for which the calculation is being made, but without giving effect to any Swing Line Loans made during such period), and (ii) .125% per annum on the Aggregate Commitments, regardless of usage, pay-able quarterly in arrears on the last day of each March, June, September and December of each year and on the date of the expiration or other termination of the Commitments, such payments commencing on the first such date immediately following the Effective Date. The Commitment Fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

     B. Pro Rata Treatment and Application of Principal Pay-ments.

          With respect to the A Loans, each borrowing by the Company from the Lenders, any conversion of A Loans from one Type to another, and any reduction of the Commitments, shall be made pro rata according to the Commitment Percentage of each Lender. All payments (including prepayments) made by the Company to the Agent on account of principal of or interest on the A Loans shall be made pro rata according to the outstanding principal amount of each Lender's A Loans, and all payments (including prepayments) made by the Company on account of principal of or interest on the B Loans comprising the same
B Borrowing shall be made as specified in paragraphs 2.3(c) and 2.3(d). Any payments received by any Lender in respect of such Lender's A Loans, by way of set-off, counterclaim or otherwise, shall be shared with the other Lenders pro rata in accordance with such Lenders' A Loans. All payments by the Company in respect of the Swing Line Loans shall be made to the Agent for the account of BNY, and, upon receipt of any such payment of a Swing Line Loan (by set-off or otherwise), BNY shall, to the extent that any Lender has purchased an undivided participation interest in such Swing Line Loan pursuant to paragraph 2.7, pay to such Lender its pro rata share of such payment. All payments by the Company shall be made without set-off or coun-terclaim and shall be made prior to 12:00 noon, New York City time, on the date such payment is due, to the Agent for the account of the Lenders at the Agent's office specified in paragraph 11.2, in each case in lawful money of the United States of America and in immediately available funds, and, as between the Company and the Lenders, any payment by the Company to the Agent for the account of the Lenders shall be deemed to be payment by the Company to the Lenders. The failure of the Company to make any such payment by 12:00 noon, New York City time, on such due date shall not constitute a Default or Event of Default hereunder, provided that such payment is made on such due date, but any such payment received by the Agent on any Business Day after 12:00 noon New York City time, shall be deemed to have been received on the immediately succeeding Business Day for the purpose of calculating any interest payable in respect thereof. The Agent agrees promptly to notify the Company if it shall not receive any such payment after 12:00 noon, New York City time, on the due date thereof, provided that the failure of the Agent to give such prompt notice shall in no way affect the Company's obligation to make any payment hereunder on the date such payment is due. The Agent shall distribute such payments to the Lenders promptly upon receipt thereof in like funds as received. If any payment hereunder or on any Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (unless, in the case of LIBOR Loans, the result of such extension would be to extend such payment into another calendar month, in which event such pay-ment shall be made on the immediately preceding Business Day) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate or rates during such extension.


IV.  REPRESENTATIONS AND WARRANTIES

     In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Company hereby makes the following representations and warranties to the Agent and to each Lender:

     A.    Subsidiaries.

           The Company has only the Subsidiaries set forth in
Schedule 4.1. The shares of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens, except Permitted Liens.

     B.    Corporate Existence and Power.

           The Company and each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to be so authorized could reasonably be expected to have a Material Adverse Effect.

     C.    Corporate Authority.

           The Company has full corporate power and authority to enter into, execute, deliver and carry out the terms of this Agreement, to make the borrowings contemplated hereby, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action and are not in violation of its Certificate of Incorporation and By-Laws.

     D.    Governmental Body Approvals.

           No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Body or any other Person (except for those which have been obtained, made or given) is required to authorize, or is required in connection with, the execution, delivery and performance of the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents.
No provision of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any Governmental Body will prevent the execution, delivery or performance of, or affect the validity of, the Loan Documents.

     E.    Binding Agreement.

           This Agreement constitutes, and the Notes, when is-sued and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the Company enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

     F.    Litigation.

           Except as set forth in Schedule 4.6, there are no actions, suits, arbitration proceedings or claims pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, including any officers and directors thereof in their capacities as such, or maintained by the Company or any Subsidiary, including any officers and directors thereof in their capacities as such, at law or in equity, before any Governmental Body or arbitrator which, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which call into question the validity or enforceability of any of the Loan Documents.

     G.    No Conflicting Agreements.

           Neither the Company nor any Subsidiary is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its Property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Company or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect.

     H.    Taxes.

           The Company and each of the Subsidiaries has filed or caused to be filed all material tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments (except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP) made against it which would be material to the Company or any Subsidiary, and no tax Liens that are not Permitted Liens have been filed. The charges, accruals and reserves on the books of the Company and each of the Subsidiaries with respect to all federal, state, local and other Taxes are, to the best knowledge of the Company, adequate, and the Company knows of no unpaid assessment which is due and payable against it or any Subsidiary or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP.

     I.    Compliance with Applicable Laws.

           Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Body which default could reasonably be expected to have a Material Adverse Effect. The Company and each of the Subsidiaries is complying in all material respects with all applicable statutes and regulations, including ERISA, of all Governmental Bodies, a violation of which could reasonably be expected to have a Material Adverse Effect.

     J.    Governmental Regulations.

           Neither the Company nor any Subsidiary is subject to
(i) regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or (ii) any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     K.    Property.

           The Company and each of the Subsidiaries has good and marketable title to all of its Property, title to which is material to the Company and the Subsidiaries taken as a whole, subject to no Liens, except Permitted Liens.

     L.    Federal Reserve Regulations; Use of Loan Proceeds.

           Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or for a purpose which violates any law, rule or regulation of any Governmental Body, including, without limitation, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended.

     M.    No Misrepresentation.

           No representation or warranty contained herein, and no certificate or report furnished or to be furnished in con-nection with the transactions contemplated hereby (except with respect to the non-financial information contained in the Results of Operations Report) contains or will contain a mis-statement of material fact, or, to the best knowledge of the Company, omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.

     N.    Burdensome Obligations.

           Neither the Company nor any Subsidiary is a party to or bound by any franchise, agreement, deed, lease or other instrument, or is subject to any corporate restriction which, in the opinion of the management of the Company, is so unusual or burdensome, in the context of the Company's or such Sub-sidiary's business, as in the foreseeable future might materi-ally and adversely affect or impair the Company or such Subsid-iary or the ability of the Company to perform its obligations under the Loan Documents. The Company does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to have a Material Adverse Effect.

     O.    Plans.

           The Company and each of the Subsidiaries has no Multiemployer Plans. Each Single Employer Plan is in compliance with the material applicable provisions of ERISA and the Code, and the Company and each of the Subsidiaries have filed all material reports required to be filed by them under ERISA and the Code with respect to each such Plan. The Company and each of the Subsidiaries have met all material requirements imposed by ERISA and the Code with respect to the funding of all Plans. Since the effective date of ERISA, there have not been, nor are there now existing, any events or conditions which would permit any Single Employer Plan to be terminated under circumstances which would cause the lien provided under
Section 4068 of ERISA to attach to the Property of the Company or any Subsidiary. No Reportable Event currently exists which may constitute grounds for the termination of any Single Employer Plan under Title IV of ERISA and no Single Employer Plan has been terminated in whole or in part (unless a Notice of Sufficiency has been issued by the PBGC with respect thereto).

     P.    Financial Statements and Projections.

           (a) The Company has heretofore delivered to the Lenders copies of its audited Consolidated Balance Sheet as of December 31, 1993, and the related Consolidated Statements of Income, Cash Flows and Shareholders' Equity for the fiscal year then ended (with the related notes and schedules, the "Financial Statements"). The Financial Statements fairly pre-sent the Consolidated financial condition and results of the operations of the Company as of the dates and for the periods indicated therein, disclose all obligations and liabilities of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which should be disclosed in such Financial Statements or in the footnotes (if any) thereto, and the Financial Statements and the footnotes (if any) thereto have been prepared in conformity with GAAP. Since December 31, 1993, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and there has been no Material Adverse Change.

           (b)  The balance sheet, cash flow and income
projections, dated February 7, 1994, for the Company on a Consolidated basis for each fiscal year ending December 31, 1993 through December 31, 1998 (the "Projections") and furnished to each Lender, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such Projections and represented, at the time of delivery, a reasonable estimate by the Company of its future Consolidated financial performance taken as a whole.

     Q.    Environmental Matters.

           Except as set forth in Schedule 4.17, neither the Company nor any Subsidiary (i) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, arising in connection with (a) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health and safety statutes and regulations or (b) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance, into the environment, (ii) to the best knowledge of the Company, has any liability in con-nection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance, into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect,
(iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance, into the environment for which the Company or any Subsidiary is or may be liable which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or
(iv) has received notice that the Company or any Subsidiary is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA") or any analogous state law which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The Company and each of the Subsidiaries is in compliance in all material respects with the financial responsibility requirements of federal and state environmental laws to the extent applicable, including, without limitation, those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law.


V.   CONDITIONS TO LENDING - FIRST LOANS

     In addition to the conditions precedent set forth in paragraph 6, the obligation of each Lender to make its first
Loan on the first Borrowing Date shall be subject to the fulfillment of the following conditions precedent:

     A.    Evidence of Corporate Action.

           The Agent shall have received a certificate, dated the first Borrowing Date, of the Secretary or an Assistant Secretary of the Company (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all documents evidencing other necessary corporate action (in form and substance satisfactory to the Agent and to Special Counsel) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Certificate of Incorporation and By-Laws,
(iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the Secretary of State of the State of Maine and of each other state in which it is qualified to do business, together with such other documents as the Agent or Special Counsel shall reasonably require.

     B.    Notes.

           The Agent shall have received the Notes duly executed by an Authorized Signatory of the Company.

     C.    Fees.

           The Company shall have paid all fees of the Agent and the Lenders payable on the Effective Date.

     D.    No Material Adverse Change.

           There shall have occurred no Material Adverse Change since December 31, 1993, and the Agent shall have received a certificate of an Authorized Signatory of the Company to such effect.

     E.    Repayment of Existing Indebtedness.

           Simultaneously with the making of the first Loans hereunder, the Company shall have repaid the Existing
Indebtedness and terminated the facility evidencing the same.

     F.    Opinion of Counsel to the Company.

           The Agent shall have received an opinion of Robert
M. Stephen, Esq., General Counsel of the Company, addressed to the Agent and the Lenders, dated the first Borrowing Date, substantially in the form of Exhibit F.

     G.    Opinion of Special Counsel.

           The Agent shall have received an opinion of Special
Counsel, dated the first Borrowing Date, substantially in the form of Exhibit G.

     H.    Fees of Counsel.

           The reasonable fees and expenses of Special Counsel as set forth in bills submitted to the Company prior to the closing date shall have been paid.

     I.    Other Documents.

           The Agent shall have received such other documents and assurances as the Agent or Special Counsel shall reasonably require.


VI.  CONDITIONS OF LENDING - ALL LOANS.

     The obligation of each Lender to make any Loan on a Bor-rowing Date is subject to the satisfaction of the following conditions precedent as of the date of such Loan:

     A.    Compliance.

           On each Borrowing Date and each Swing Line Borrowing Date and after giving effect to the Loans to be made thereon,
(i) there shall exist no Default or Event of Default, (ii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date or Swing Line Borrowing Date, except as the context otherwise requires and except such matters relating thereto as are indicated in each A Borrowing Request, B Borrowing Request or notice of a Swing Line Loan borrowing pursuant to paragraph 2.7(a), as the case may be, (which shall be satisfactory to the Agent and the Lenders in their sole discretion) and (iii) there shall have occurred no Material Adverse Change since the first Borrowing Date. Each borrowing by the Company shall constitute a certification by the Company as of the date of such borrowing that each of the foregoing matters is true and correct in all respects.

     B.    Borrowing Request.

           With respect to any request for A Loans, B Loans or Swing Line Loans, the Agent shall have received an A Borrowing Request, B Borrowing Request or notice of a Swing Line Loan borrowing pursuant to paragraph 2.7(a), as applicable, duly executed by an Authorized Signatory of the Company.

     C.    Loan Closings.

           All documents required by the provisions of this Agreement to be executed or delivered to the Agent on or before the applicable Borrowing Date or Swing Line Borrowing Date shall have been executed and shall have been delivered at the office of the Agent set forth in paragraph 11.2 on or before such Borrowing Date or Swing Line Borrowing Date.


VII. AFFIRMATIVE COVENANTS

     The Company hereby agrees that so long as this Agreement is in effect, any Commitment shall exist, any Loan remains outstanding and unpaid, or any other amount is owing under any of the Loan Documents to any Lender or the Agent, the Company shall:

     A.    Financial Statements.

           Maintain, and cause each of the Subsidiaries to maintain, a system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Agent and each Lender:

           (a) As soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of its Consolidated Balance Sheet as at the end of such fiscal year, together with the related Consolidated Statements of Income, Cash Flows and Shareholders' Equity as of and through the end of such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year. The Consolidated Balance Sheet and Statements of Income, Cash Flows and Shareholders' Equity shall be certified without qualification by the Accountants, which certification shall (i) state that the examination by such Accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances and (ii) include the opinion of such Accountants that such Consolidated financial statements have been prepared in accordance with GAAP in a manner consistent with prior fiscal periods, except as otherwise specified in such opinion. Notwithstanding any of the foregoing, the Company may satisfy its obligation to deliver a Consolidated Balance Sheet and related Consolidated Statements of Income, Cash Flows and Shareholders' Equity for any fiscal year by furnishing copies of the Company's annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided the Company is required to file such annual report on Form 10-K with the SEC, and such filing is actually made.

           (b) As soon as available, but in any event not later than 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Company, (i) a copy of the Consolidated Balance Sheet as at the end of each such quarterly period, and the Consolidated State-ments of Income, Cash Flows and Shareholders' Equity, for such period (provided, however, that certain financial information not required by the SEC for interim financial statements will be omitted) and for the elapsed portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, which balance sheets and statements and footnotes (if any) thereto in all cases shall be certified by the Chief Financial Officer of the Company (or such other officer ac-ceptable to the Agent) (A) as presenting fairly the Consolidated financial condition and results of operations of the Company and the Subsidiaries and (B) as having been prepared in accordance with GAAP (provided, however, that certain financial information not required by the SEC for interim financial statements will be omitted), and (ii) a certificate of the Chief Financial Officer of the Company (or such other officer as shall be acceptable to the Agent) in detail reasonably satisfactory to the Agent (1) stating that there exists no violation of any of the terms or provisions of the Loan Documents, or the occurrence of any condition or event which would constitute a Default or Event of Default, and, if so, specifying in such certificate all such violations, conditions and events, and the nature and status thereof and
(2) containing computations showing compliance with the provisions of paragraphs 7.11, 7.12, 7.14 and 8.14. Notwithstanding any of the foregoing, the Company may satisfy its obligation to deliver quarterly Consolidated Balance Sheets and related Consolidated Statements of Income, Cash Flows and Shareholders' Equity by furnishing copies of the Company's quarterly report on Form 10-Q in respect of such fiscal quarter together with the financial statements required to be attached thereto, provided the Company is required to file such quarterly report on Form 10-Q with the SEC, and such filing is actually made.

           (c) As soon as available, but in any event not later than 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Company, the Results of Operations Report for the elapsed portion of the fiscal year through such date, and the financial information contained therein shall be certified by the Chief Financial Officer of the Company (or such other officer acceptable to the Agent) as presenting fairly the Consolidated financial condition and results of operations of the Company and the Subsidiaries.

           (d) As soon as available, but in any event not later than 90 days after the end of the last quarterly ac-counting period in each fiscal year of the Company, the same certificate as is required by clause (b) (ii) above.

     B.    Certificates; Other Information.

           Furnish to the Agent and each Lender:

           (a) Prompt written notice if (i) any Indebtedness or Contingent Obligation of the Company or any Subsidiary in excess of $1,000,000 is declared or shall become due and pay-able prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any note or notes in an aggregate principal amount equal to at least $1,000,000 (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Company or any Subsidiary, in any case in a aggregate principal amount equal to at least $1,000,000, has the right to declare any such Indebtedness due and payable prior to its stated maturity as a result of such default or (iii) there shall have occurred and be continuing a Default or an Event of Default;

           (b) Prompt written notice of (i) any citation, summons, subpoena, order to show cause or other order naming the Company or any Subsidiary a party to any proceeding before any Governmental Body (including, without limitation, proceedings relating to any alleged non-compliance with or alleged violation of the requirements of any federal, state or local environmental health and safety statutes and regulations or the release or the threatened release of any toxic or hazardous waste, substance or other constituent, or other substance, into the environment) which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such cita-tion, summons, subpoena, order to show cause or other order,
(ii) any lapse or other termination of any material license, permit, franchise or other authorization issued to the Company or any Subsidiary by any Governmental Body, (iii) any refusal by any Governmental Body or any other Person to renew or extend any such material license, permit, franchise or other authorization and (iv) any dispute between the Company or any Subsidiary and any Person, which lapse, termination, refusal or dispute might have a Material Adverse Effect;

           (c)  Promptly upon becoming available, copies of all
(i) financial statements, reports and proxy statements which the Company may have sent to its stockholders generally and copies of all registration statements and regular, periodic or special reports, schedules and other material which the Company may now or hereafter be required to file with or deliver to any securities exchange or the SEC and (ii) material news releases and annual reports relating to the Company or any Subsidiary; and

           (d)  With reasonable promptness, such other
information and financial data as the Agent or the Lenders may reasonably request.

     C.    Legal Existence.

           Except as permitted by paragraph 8.3, maintain, and cause each of the Subsidiaries to maintain, its corporate existence in good standing in the jurisdiction of its incor-poration or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

     D.    Taxes.

           Pay and discharge when due, and cause each of the Subsidiaries so to do, all Taxes, assessments and governmental charges, license fees and levies upon or with respect to the Company or such Subsidiary and upon the income, profits and Property of the Company and the Subsidiaries, which, if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on the Property of the Company or such Subsidiary not permitted under paragraph 8.2, unless and to the extent only that such Taxes, assessments, charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary and provided that any such contested Taxes, assess-ments, charges, licenses, fees or levies shall not constitute, or create, a Lien on any Property of the Company or such Sub-sidiary other than a Permitted Lien, and provided further that the Company shall give the Agent prompt notice of such contest and such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

     E.    Insurance.

           Maintain, and cause each of the Subsidiaries to maintain, insurance on its Property against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses, including, without limitation, products liability, public liability and workers' compensation insur-ance. The Company shall promptly file with the Agent such information concerning its insurance program and that of the Subsidiaries as the Agent may reasonably request.

     F. Payment of Indebtedness and Performance of Obliga-tions.

           Pay and discharge, and cause each of the Subsidiaries to pay and discharge, when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might (i) have a Material Adverse Effect or (ii) become a Lien upon Property of the Company or such Subsidiary other than a Permitted Lien, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and provided further that the Company shall give the Agent and the Lenders prompt notice of any such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

     G.    Condition of Property.

           At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of the Subsidiaries so to do, all Property necessary to the operation of the business of the Company and the Subsidiaries, the failure of which to so maintain, protect and keep could reasonably be expected to have a Material Adverse Effect.

     H.    Observance of Legal Requirements; ERISA.

           Observe and comply in all material respects, and cause each of the Subsidiaries so to do, with all laws (including ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Bodies, which now or at any time hereafter may be applicable to the Company and the Subsidiaries, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, provided that the Company shall give the Agent and the Lenders prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

     I. Inspection of Property; Books and Records; Discus-sions.

           Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transac-tions in relation to its business and activities; and upon reasonable notice, permit representatives of the Agent and each Lender to visit the offices of the Company and the Subsidiaries, to inspect any of its Property and examine or make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Company and the Subsidiaries with the officers thereof and with the Ac-countants.

     J.    Licenses, Etc.

           Maintain and cause each of the Subsidiaries to maintain, in full force and effect, all material licenses, copyrights, patents, permits, applications, reports, authorizations and other rights as are necessary for the conduct of its business.

     K.    Tangible Net Worth.

           Maintain at all times a Tangible Net Worth in an amount equal to not less than the sum of (i) $178,000,000 and
(ii) 50% of Consolidated net income (determined in accordance with GAAP) for each fiscal quarter, during the period from January 1, 1994 through any date of determination thereof, in which Consolidated net income is a positive number.

     L.    Interest Coverage Ratio.

           Maintain a minimum Interest Coverage Ratio at all times during (i) the first four full fiscal quarters of the Company occurring after the Effective Date for the cumulative one, two, three or four fiscal quarter period, as applicable, then ended, of not less than 4.0:1.0, and (ii) the periods set forth below for the fiscal quarter then ended and the immediately preceding three fiscal quarters or for the immediately preceding four fiscal quarters, as applicable, of not less than the ratio set forth below next to such period:

     Period                             Ratio

     April 1, 1995 through and
     including December 31, 1995        4.00:1.00

     January 1, 1996 through and
     including December 31, 1996        4.50:1.00

     January 1, 1997 through and
     including December 31, 1997        5.25:1.00

     January 1, 1998 and thereafter     6.00:1.00


     M.    Maintenance of Business.

           Continue at all times to engage only in its present or substantially related business, and shall cause the Subsidiaries so to do.

     N.    Leverage Ratio.

           Maintain at all times during the periods set forth below a Leverage Ratio not greater than the ratio set forth below next to such period:

     Period                                    Ratio

     Effective Date through and
     including December 31, 1994               .50:1.00

     January 1, 1995 through and
     including December 31, 1995               .50:1.00

     January 1, 1996 through and
     including December 31, 1996               .475:1.00

     January 1, 1997 through and
     including December 31, 1997               .45:1.00

     January 1, 1998
     and thereafter                            .45:1.00


VIII.      NEGATIVE COVENANTS

           The Company hereby agrees that, so long as this Agreement is in effect, any Commitment exists, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or the Agent, the Company shall not, directly or indirectly:

     A.    Borrowing.

           Create, incur, assume or suffer to exist any li-ability for Indebtedness, or permit any Subsidiary so to do, except (i) Indebtedness under the Notes and the other Loan Documents, (ii) Existing Lines of Credit, (iii) Indebtedness existing as of the Effective Date as set forth in Schedule 8.1, and (iv) other Indebtedness of the Company provided that, immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default would exist, and provided further that such Indebtedness shall rank no higher in priority than the Indebtedness hereunder and is on terms no more restrictive to the Company or such Subsidiary, as the case may be, than the restrictions set forth herein and in the Note Agreement.

     B.    Liens.

           Create, incur, assume or suffer to exist any Lien upon any of its Property or assets, whether now owned or here-after acquired, or covenant or agree in favor of any Person not to grant a Lien in favor of any other Person, or permit any Subsidiary so to do (with respect to such Subsidiary's Property or assets), except Permitted Liens.

     C.    Merger and Acquisition.

           Merge or consolidate with any Person, or acquire by purchase or otherwise all or substantially all of the assets of any Person, or permit any Subsidiary so to do, except that, so long as immediately before and after giving effect thereto no Default or Event of Default shall exist, (i) any Subsidiary may be merged into or consolidated with any other Subsidiary or, provided that such Subsidiary is the surviving corporation thereof, any other Person, and (ii) any Subsidiary or any other Person may be merged into or consolidated with the Company provided that the Company is the surviving corporation of such merger or consolidation.

     D.    Sale of Property; Issuance of Stock.

           (a) Except as set forth in paragraph 8.4(b) below, sell, assign, exchange, lease, transfer or otherwise dispose of any of its Property, or permit any Subsidiary so to do, in an aggregate amount which, when added to the aggregate amount of Property sold or otherwise disposed of from the Effective Date through the date of such sale or other disposition, is in excess of 10% of Consolidated Tangible Net Worth at the time of such sale or other disposition, such Property to be valued at the higher of book value or fair market value as determined in good faith by the Board of Directors of the Company, except
(i) sales of inventory in the ordinary course of business, (ii) sales or other dispositions of Property no longer useful or in excess of the needs of the Company or such Subsidiary and (iii) sales, assignments, leases or other dispositions of assets of any Subsidiary to the Company or any other Subsidiary in the ordinary course of business.

           (b) Unless the aggregate outstanding principal amount of all Loans shall be equal to or less than $70,000,000 for the 30 consecutive days immediately preceding the date of such issuance, issue, directly or indirectly, any additional Stock of the Company, or permit any Subsidiary to issue any additional Stock of such Subsidiary, except that the Company may from time to time, provided that immediately before and after giving effect thereto no Default or Event of Default shall exist, (i) issue shares of its common stock, provided that (A) such common stock is perpetual and non-redeemable and no mandatory dividends are payable with respect thereto and (B) simultaneously with the issuance thereof, the Company shall reduce the Aggregate Commitments by an amount equal to 50% of the aggregate proceeds from such issuance, and shall prepay the Loans, in accordance with section 2.9(b), in an amount equal to the amount by which the aggregate outstanding principal amount of the Loans exceeds the Aggregate Commitments as reduced pursuant to this section 8.4(b) and (ii) issue shares of its common stock to employees of the Company in connection with the exercise by such employees of stock options.

     E.    Compliance with ERISA.

           Adopt any Multiemployer Plan, or permit any Subsidiary so to do, or engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section
406 of ERISA (unless exempted from such engagement pursuant to Section 4975 of the Code or Section 408 of ERISA), with respect to any Plan, or incur any "accumulated funding deficiency", as such term is defined in Section 412 of the Code or Section 302 of ERISA, or terminate, or permit any Subsidiary or any member of a Commonly Controlled Entity to terminate, any Plan which would result in any liability of the Company, any Subsidiary or any member of a Commonly Controlled Entity to the PBGC, or permit the occurrence of any Reportable Event or any other event or condition which presents a risk of such a termination by the PBGC of any Plan, or withdraw or effect a partial withdrawal from a Multiemployer Plan, or permit any Subsidiary or any member of a Commonly Controlled Entity which is an employer under such a Multiemployer Plan so to do, unless all such withdrawals, terminations and partial withdrawals of the Company and the Subsidiaries from time to time, taken as a whole, could not reasonably be expected to result in liabilities of the Company and the Subsidiaries in an aggregate amount in excess of $1,000,000.

     F.    Transactions with Affiliates.

           Become, or permit any Subsidiary to become, a party to any transaction with an Affiliate of the Company or any Subsidiary unless the terms and conditions relating to such transaction are as favorable to the Company or such Subsidiary as those which would be obtainable at that time in a comparable arms-length transaction with a Person other than an Affiliate.

     G.    Certificate of Incorporation and By-laws; Fiscal
Year.

           Amend or otherwise modify its certificate of incorporation or by-laws, or change its fiscal year for financial reporting purposes, or permit any Subsidiary to do any of the foregoing, in any way which could reasonably be expected to adversely affect the interests of the Lenders or the obligations of the Company under any of the Loan Documents.

     H.    Amendment of Note Agreement.

           Amend or otherwise modify the Note Agreement in any way which could adversely affect the interests of the Lenders under the Loan Documents without the prior written consent of the Required Lenders.

     I.    Contingent Obligations.

           Assume, guarantee, indorse, contingently agree to purchase or perform, or otherwise become liable upon any Contingent Obligation, or permit any Subsidiary so to do, if immediately before and after giving effect thereto, a Default or Event of Default shall exist, except the Contingent Obligations set forth in Schedule 8.9.

     J.    Investments, Loans, Etc.

           At any time, purchase or otherwise acquire, hold or invest in the Stock of, or any other interest in, any Person, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, whether by way of capital contribution or otherwise, in or with any Subsidiary or any Person (all of which are sometimes referred to herein as "Investments"), or permit any Subsidiary so to do, except:

           (a) Investments in short-term certificates of de-posit and bankers' acceptances issued by any Lender, or any other commercial bank, trust company or national banking association incorporated under the laws of the United States or any State thereof and having undivided capital surplus and retained earnings exceeding $500,000,000;

           (b) Investments in short-term direct obligations of the United States of America or agencies thereof which obliga-tions are guaranteed by the United States of America;

           (c) Investments in commercial paper rated A-1 by Standard & Poor's Corporation or P-1 or MIG-1 by Moody's
Investors Service, Inc. or any other equivalent recognized agency acceptable to the Agent;

           (d) Investments existing on the date hereof as set forth in Schedule 8.10; and

           (e) Subject to paragraph 8.12, acquisition of the Stock or assets of any other Person provided that (i) such Person is engaged in a substantially related field of business as the acquiring entity, (ii) such acquisition has been duly approved by a majority of the board of directors of such other Person, (iii) such Stock is not Margin Stock, (iv) the aggregate cumulative purchase price of such Stock or assets, plus all liabilities with respect to such Stock or assets, determined in accordance with GAAP, incurred by the Company or a Subsidiary as a result of such acquisition, since the Effective Date is not in excess of $15,000,000, (v) such acquisition is not part of an "unfriendly" transaction (as determined by the Required Lenders) or a tender offer and (vi) immediately before and after giving effect thereto, all representations and warranties shall be true and correct and no Default or Event of Default shall exist.

     K.    Dividends and Purchase of Stock.

           Declare or pay any dividends payable in cash or otherwise or apply any of its Property to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or make any other distribution by reduction of capital or otherwise in respect of, any shares of its capital Stock or other similar equity interest or warrants or other rights issued in respect thereof, or permit any Subsidiary so to do, if immediately before and after giving effect thereto a Default or Event of Default shall exist, other than dividends declared or paid by a wholly owned Subsidiary to the Company.

     L.    Subsidiaries.

           Except for the transactions contemplated by paragraphs 8.3 and 8.10(e), create or acquire any other Subsid-iary, or permit any Subsidiary so to do, if (i) the aggregate amount of total assets of all such other Subsidiaries created or acquired after the Effective Date exceeds, at any time, $7,500,000 or (ii) the aggregate amount of cash or cash equivalents of all such other Subsidiaries created or acquired after the Effective Date exceeds, at any time, $1,000,000, provided that, in connection with the creation or acquisition of any Subsidiary, the Company shall have delivered prior written notice thereof to the Agent and the Lenders.

     M.    Prepayments of Indebtedness.

           Prepay, purchase or redeem, or obligate itself to prepay, purchase or redeem, in whole or in part, prior to the due date thereof, any Indebtedness, or permit any Subsidiary so to do, except (i) the Existing Indebtedness which shall be prepaid on the first Borrowing Date in accordance with paragraph 5.5, (ii) the Existing Lines of Credit, (iii) the Notes, (iv) capitalized lease obligations in existence on the Effective Date provided that such prepayments, purchases, redemptions and obligations are in an aggregate amount not in excess of $1,000,000, and (v) scheduled prepayments of Indebtedness outstanding under the Note Agreement as provided in paragraph 4A thereof, and optional prepayments, repurchases or redemptions of Indebtedness outstanding under the Note Agreement, provided that, with respect to any such scheduled or optional prepayment, the Loans shall be prepaid and the Aggregate Commitments permanently reduced in an amount equal to the amount of the Aggregate Commitments multiplied by a percentage equal to the ratio (expressed as a percentage) of the aggregate principal amount of the notes under the Note Agreement being prepaid, repurchased or redeemed to the aggregate principal amount of the notes outstanding under the Note Agreement immediately prior to such prepayment, repurchase or redemption, and provided further that, in the case of any such optional prepayment, repurchase or redemption, immediately before and after giving effect thereto, no Default or Event of Default shall exist.

     N.    Capital Expenditures.

           During any fiscal year of the Company, make any capital expenditures (excluding interest capitalized in accordance with FAS No. 34) or fixed asset acquisitions, or permit any Subsidiary so to do, in an aggregate Consolidated amount in excess of the amount set forth below next to such fiscal year:

     Fiscal Year                    Amount

     1994                          $96,000,000

     1995                          $91,000,000

     1996                          $52,000,000

     1997                          $40,000,000

     1998                          $40,000,000

During the fiscal years 1994, 1995 and 1996, capital expenditures (excluding interest capitalized in accordance with FAS No. 34) and fixed asset acquisitions under this paragraph
8.14 shall be calculated on a partial cumulative basis, so that up to 50% of the amount set forth above with respect to such fiscal year which is not expended during such fiscal year may be carried over and expended during the immediately succeeding fiscal year, provided that any such amount which is carried forward may only be used after the amount set forth above with respect to such subsequent fiscal year has already been expended.

IX.  DEFAULT

     A.    Events of Default.

           The following shall each constitute an "Event of Default" hereunder:

           (a) the failure of the Company to make any payment of principal on any Note on the date when due and payable; or

           (b) the failure of the Company to make any payment of interest or any other fees or expenses payable hereunder or under any other Loan Document for three Business Days after the same shall be due and payable; or

           (c) the use by the Company of the proceeds of any Loan in a manner inconsistent with or in violation of paragraph
2.18; or

           (d) the failure of the Company to observe or per-form any covenant or agreement contained in paragraphs 7.11, 7.12, 7.13, 7.14 or Paragraph 8; or

           (e) the failure of the Company to observe or per-form any other term, covenant, or agreement contained in this Agreement and such failure shall have continued unremedied for a period of 30 days after the Company shall have obtained know-ledge thereof; or

           (f) any representation or warranty of the Company (or of any officer of the Company on its behalf) made in this Agreement or any other Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant to this Agree-ment or any other Loan Document, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

           (g)  any obligation of the Company or any
Subsidiary, whether as principal, guarantor, surety or other obligor, for the payment of Indebtedness or Contingent Obliga-tions, in an aggregate amount in excess of $1,000,000, shall become or shall be declared to be due and payable prior to the expressed maturity or expiration thereof, or shall not be paid when due or within any grace period for the payment thereof, or the holder thereof shall have the right to declare such obligation due and payable prior to the expressed maturity thereof; or

           (h) the Company or any Subsidiary shall (i) suspend or discontinue its business (except, with respect to any Subsidiary, as permitted by paragraph 8.3), or (ii) make an assignment for the benefit of creditors, or (iii) generally not be paying its debts as such debts become due, or (iv) admit in writing its inability to pay its debts as they become due, or
(v) file a voluntary petition in bankruptcy, or (vi) become insolvent (however such insolvency shall be evidenced), or
(vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, or
(viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, or (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, or (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, or (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Company or such Subsidiary; or

           (i) an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Company or any Subsidiary a bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, or (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, fiscal agent (or other similar official) of the Company or any Subsidiary or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Company or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of 60 days; or

           (j) any judgment or decree against the Company or any Subsidiary aggregating in excess of $1,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days; or

           (k) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or the Company shall so assert in writing; or

           (l) any payments shall be made by the Company in violation of the resolutions passed by the Board of Directors of the Company on April 24, 1992 and April 28, 1993, copies of which are attached as Schedule 9.1(l).

     Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (1) if such event is an Event of Default specified in clauses (h) or (i) above, the Commitments shall immediately and automatically terminate and the Loans and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents shall im-mediately become due and payable, and the Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents, and (2) if such event is any other Event of Default, any or all of the following actions may be taken: (x) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice to the Company, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and (y) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Company, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and in all cases the Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents or by law. Except as otherwise provided in this paragraph 9.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Company hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemp-tion or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of any of the Loan Documents.

     In the event that the Commitments shall have been termi-nated or the Notes shall have been declared due and payable pursuant to the provisions of this paragraph 9.1, any funds received by the Agent and the Lenders from or on behalf of the Company shall be applied by the Agent and the Lenders in liqui-dation of the Loans and the obligations of the Company here-under and under the Notes in the following manner and order, in each case pro rata among the Agent and the Lenders in accordance with the actual amounts outstanding or due and payable, as the case may be, to the Agent and such Lenders:
(i) first, to reimburse the Agent and the Lenders for any expenses due pursuant to the provisions of paragraph 11.5; (ii) second, to the payment of accrued and unpaid Commitment Fees and all other fees, expenses and amounts due hereunder (other than principal and interest on the Notes); (iii) third, to the payment of interest due on the Notes; (iv) fourth, to the pay-ment of principal outstanding on the Notes (first to the outstanding principal amount of all Swing Line Loans and second to the outstanding principal amount of all A and B Loans, pro rata according to each Lender's aggregate outstanding principal amount of such Loans); and (v) fifth, to the payment of any other amounts owing to the Agent and the Lenders under any of the Loan Documents. Any funds remaining after the foregoing applications shall be paid over to the Company or as a court may otherwise direct.

X.   THE AGENT

     A.   Appointment.

          Subject to paragraph 10.9, each Lender hereby ir-revocably designates and appoints BNY as the Agent of such Lender under the Loan Documents and each such Lender hereby ir-revocably authorizes BNY, as the Agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any of the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

     B.   Delegation of Duties.

          The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

     C.   Exculpatory Provisions.

          Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Agent for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of any party thereto, or any other Person to perform its obligations hereunder or thereunder. The
Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Company or any of it Subsidiaries. The Agent shall not be under any liability or responsibility whatsoever, as Agent, to the Company or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

     D.   Reliance by Agent.

          The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may treat each Lender, or the Person designated in the last notice filed with it under this paragraph, as the holder of all of the interests of such Lender in its Loans and in its Note until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent, shall have been filed with the Agent. The Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, ef-fective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     E.   Notice of Default.

          The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice thereof from a Lender or the Company. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

     F.   Non-Reliance on Agent and Other Lenders.

          Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter, including any review of the affairs of the Company or any Subsidiaries thereof, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, in-dependently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investiga-tion into the business, operations, Property, financial and other condition and creditworthiness of the Company and the Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under this Agreement or any of the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Company and the Subsidiaries. Each Lender acknowledges that a copy of this Agreement and all exhibits and schedules hereto has been made available to it and its individual legal counsel for review, and each Lender acknowledges that it is satisfied with the form and substance of this Agreement and the exhibits and schedules hereto. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Company or the Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     G.   Indemnification.

          Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not promptly reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to its Commitment Percentage from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including, without limitation, any amounts paid to the Lenders (through the Agent) by the Company pursuant to the terms hereof, that are subsequently rescinded or avoided, or must otherwise be restored or returned which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents or any other documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the Agent. The agreements in this paragraph shall survive the payment of the Notes and all other amounts payable hereunder.

     H.   Agent in Its Individual Capacity.

          BNY and its respective affiliates may make loans to, accept deposits from, issue letters of credit for the account of and generally engage in any kind of business with, the Company and the Subsidiaries as though BNY was not Agent hereunder. With respect to the Commitment made or renewed by BNY and any Note issued to BNY, BNY shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not the Agent, and the terms "Lender" and "Lenders" shall in each case include BNY.

     I.   Successor Agent.

          If at any time the Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notification of its resignation as Agent under the Loan Documents, such resignation to be effective on the thirtieth day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right, with the prior writ-ten consent of the Company (which consent shall not be unreasonably withheld and shall not be required during the continuance of a Default or Event of Default), to appoint from among the Lenders a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may with the consent of the Company (which consent shall not be unreasonably withheld and shall not be required during the continuance of a Default or Event of Default), if at such time no Default or Event of Default exists, on behalf of the Lenders, appoint a successor Agent, which successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a suc-cessor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent's rights, powers, privileges and duties as Agent under the Loan Documents shall be terminated. The Company and the Lenders shall execute such documents as shall be necessary to effect such appoint-ment. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this paragraph 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. If at any time hereunder there shall not be a duly appointed and acting Agent, the Company agrees to make each payment due under the Loan Documents directly to the Lenders entitled thereto during such time.


XI.  OTHER PROVISIONS.

     A.   Amendments and Waivers.

          With the written consent of the Required Lenders, the Agent and the Company may from time to time enter into written amendments, supplements or modifications hereof and, with the consent of the Required Lenders, the Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences, or releasing or discharging any guarantor from its obligations under a guarantee; provided, however, that no such amendment, supplement, modification, waiver or consent shall (i) increase the Commitment of any Lender or subject any Lender to additional obligations hereunder, (ii) extend the maturity date of any Note or the Termination Date, (iii) extend the date or decrease the amount of any mandatory reduction of the Aggregate Commitments pursuant to paragraph 2.8(b), (iv) reduce the rate of interest of, extend the time or manner of payment (including mandatory prepayments) of, or increase or forgive the principal amount of any Note, (iv) decrease the Commitment Fee or extend the time of payment thereof, (v) change the provisions of this paragraph 11.1, (vi) change the definition of Required Lenders or (vii) change the pro rata method of payment of principal, interest or fees set forth herein without the consent of all of the Lenders; and provided further that (a) no such amendment, supplement, modification, waiver or consent shall amend, modify or waive any provision of paragraph 10 or otherwise change any of the rights or obligations of the Agent under the Loan Documents without the written consent of the Agent and (b) no such amendment, supplement, modification, waiver or consent shall amend, modify or waive any provision contained in the Swing Line Note or otherwise change any of the rights or obligations of the Company or BNY thereunder without the writ-ten consent of the Company and BNY. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the Company, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the Notes and the other Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     B.   Notices.

          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, first-class postage prepaid, or, in the case of telecopier notice, when sent, addressed as follows in the case of the Company and the Agent, and as set forth in Exhibit B in the case of each of the Lenders, or to such other addresses as to which the Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes:

          The Company:

          AMERICAN MAIZE-PRODUCTS COMPANY
          250 Harbor Drive
          P.O. Box 10128
          Stamford, CT 06904-2128
          Attention:  Treasurer,
          Telephone:  (203) 356-9000
          Telecopy:   (203) 359-1020

          The Agent:

          THE BANK OF NEW YORK
          One Wall Street
          New York, New York, 10286
          Attention:  David C. Judge,
                      Vice President
          Telephone:  (212) 635-6861
          Telecopy:   (212) 635-6999,

          with a copy to:

          THE BANK OF NEW YORK
          Agency Function Administration
          One Wall Street
          New York, New York, 10286
          Attention:  Kalyani Bose,
          Telephone:  (212) 635-4693
          Telecopy:   (212) 635-8852,

except that any notice, request or demand by the Company to or upon the Agent or the Lenders pursuant to paragraphs 2.2, 2.3, 2.7, 2.8 or 2.9 or 2.10 shall not be effective until received.

     C.   No Waiver; Cumulative Remedies.

          No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     D.   Survival of Representations and Warranties.

          All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes and any other Loan Document.

     E. Payment of Expenses and Taxes; Indemnified Liabil-ities.

          The Company agrees, promptly upon presentation of a statement or invoice therefor, and whether or not any Loan is made, (i) to pay or reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and syndication of, and any amendment, supplement or modification to, or waiver or consent under, the Loan Documents, any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of counsel, (ii) to pay or reimburse the Agent and each Lender for its costs and expenses incurred in connec-tion with the enforcement of any rights under the Agreement, the Notes and any such other documents, including, without limitation, reasonable fees and disbursements of their respec-tive counsel, (iii) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, which may be payable or determined to be payable in con-nection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold each Lender and the Agent and each of their respective officers, directors and employees harmless from and against any and all other li-abilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be or becomes payable to any third party (including, without limitation, reasonable counsel fees and disbursements) with respect to the execution, delivery, enforcement and performance of the Loan Documents or the use of the proceeds of the Loans (all the foregoing, col-lectively, the "Indemnified Liabilities") and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Company agrees to make the maximum payment per-mitted under applicable law; provided, however, that the Company shall have no obligation hereunder to pay Indemnified Liabilities to the Agent or any Lender arising from the gross negligence or willful misconduct of the Agent or such Lender. The agreements in this paragraph shall survive the termination of the Commitments and the payment of the Notes, and all other amounts payable hereunder.

     F.   Lending Offices.

          Each Lender shall have the right at any time and from time to time to transfer any Loan to a different office, provided that such Lender shall promptly notify the Agent and the Company of any such change of office. Such office shall thereon become such Lender's Domestic Lending Office or LIBOR Lending Office, as the case may be.

     G.   Successors and Assigns.

          (a) This Agreement and the Notes shall be binding upon and inure to the benefit of the Company, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Agent and each Lender.

          (b) Each Lender shall have the right at any time to sell, assign, transfer or negotiate all or any part of such Lender's rights and obligations with respect to its Loans, its Commitment and its Note to one or more of the other Lenders (or to affiliates of such Lender or such other Lenders) or, with the prior written consent of the Company (which consent shall not be unreasonably withheld and shall not be required during the continuance of a Default or Event of Default) and the Agent (which consent shall not be unreasonably withheld), to any other bank, insurance company or financial institution provided that (i) each such sale, assignment, transfer or negotiation shall be in a minimum amount of $5,000,000 and (ii) there shall be paid to the Agent by the parties to the assignment (which shall not in any event include the Company) an assignment fee (the "Assignment Fee") of $2,500. For each assignment, the parties to such assignment shall execute and deliver to the Agent for its acceptance and recording an Assignment and Acceptance Agreement in the form of Exhibit H. Upon such execution, delivery, acceptance and recording by the Agent, from and after the effective date specified in such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement. The Company agrees upon written request of the Agent to execute and deliver to such assignee and assignor Notes, dated the effective date of such Assignment and Acceptance Agreement, substantially in the form of Exhibit D. Upon any such sale, assignment or transfer, the Commitments and Commitment Percentages set forth in Exhibit A shall be adjusted accordingly.

          (c) Notwithstanding anything to the contrary contained in paragraph 11.7(b), any sale, assignment, transfer or negotiation by BNY of all or any part of its Loans, its Commitment or its Note shall not constitute a sale, assignment, transfer or negotiation by BNY of its Swing Line Commitment unless, after giving effect to such sale, assignment, transfer or negotiation, the Commitment of BNY would be less than the Swing Line Commitment of BNY (in which event that portion of the Swing Line Commitment which exceeds BNY's Commitment shall be assignable pursuant to paragraph 11.7(b).

          (d) Each Lender may grant participations in all or any part of its Loans, its Note or its Commitment to the par-ent, any affiliate, Subsidiary or branch of such Lender or to one or more banks, insurance companies, financial institutions, pension funds, mutual funds or any other Person, provided that
(i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the Agent and the other Lenders shall continue to deal directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) no such participant shall have any right to require such Lender to take or omit to take any action under any Loan Document except any action which would require the consent of all Lenders pursuant to paragraph 11.1. The Company hereby ac-knowledges and agrees that any such participant shall for pur-poses of paragraphs 2.14, 2.15, 2.16, 2.19 and 11.5, be deemed to be a "Lender".

          (e) No Lender shall, as between and among the Company, the Agent and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, its Commitment or its Note, except that a Lender shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its Loans, its Commitment or its Note pursuant to paragraph (b) above.

          (f) Notwithstanding anything to the contrary contained in this paragraph 11.7, any Lender may at any time or from time to time assign all or any portion of its rights under this Agreement with respect to its Loans, its Commitment and its Note to a Federal Reserve Bank. No such assignment shall release the assignor Lender from its obligations hereunder.

     H.   Counterparts.

          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counter-parts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

     I.     Governing Law.

            This Agreement and the Notes and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

     J.     Headings, Plurals.

            Paragraph headings have been inserted herein for convenience only and shall not be construed to be a part hereof or thereof. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

     K.     Severability.

            Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

     L.     Integration.

            This Agreement and the Notes embody the entire agreement and understanding among the Company, the Agent and the Lenders with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the Company, the Agent and the Lenders with respect to the subject matter hereof and thereof.

     M.     Consent to Jurisdiction.

            The Company hereby irrevocably submits to the jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding aris-ing out of or relating to the Loan Documents. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, ac-tion or proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

     N.     Service of Process.

            The Company hereby waives personal service upon it of any process, irrevocably appoints CT Corporation as its agent for the purpose of accepting service of process and agrees to deliver to the Agent evidence of such irrevocable appointment. In the event that the Company irrevocably appoints a new agent for the purpose of accepting service of process, such new agent must be acceptable to the Agent and no such appointment of a new agent shall be effective until the Agent shall have received evidence of such irrevocable appointment. Process may be served in any suit, action, counterclaim or proceeding of the nature referred to in paragraph 11.14 by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to the addresses of the Company set forth in paragraph 11.2 or to any other address of which the Company shall have given written notice to the Agent. The Company hereby agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, counterclaim or proceeding and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

     O.     No Limitation on Service or Suit.

            Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Agent or any Lender to serve process in any manner permit-ted by law or limit the right of the Agent or any Lender to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions.

     P.     WAIVER OF TRIAL BY JURY.

            THE AGENT, THE LENDERS AND THE COMPANY HEREBY KNOW-INGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE AGENT OR THE LENDERS, OR COUNSEL TO THE AGENT OR THE LENDERS, HAS REPRE-SENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE COMPANY ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              AMERICAN MAIZE-PRODUCTS COMPANY



                              By:  /s/  Robert A. Britton
                                 ---------------------------
                              Title:    Vice President



                              THE BANK OF NEW YORK,
                              Individually and as Agent



                              By:
                                 ---------------------------
                              Title:    Vice President



                              SHAWMUT BANK CONNECTICUT, N.A.



                              By:
                                 ---------------------------
                              Title:   Vice President



                              AMSOUTH BANK N.A.



                              By:
                                 ---------------------------
                              Title:    Vice President



                              BANK OF BOSTON CONNECTICUT



                              By:
                                 ---------------------------
                              Title:   Vice President



                              BANK OF MONTREAL



                              By:
                                 ---------------------------
                              Title:   Managing Director



                              THE NORTHERN TRUST COMPANY



                              By:
                                 ---------------------------
                              Title:   Vice President

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              AMERICAN MAIZE-PRODUCTS COMPANY



                              By:
                                 ---------------------------
                              Title:    Vice President



                              THE BANK OF NEW YORK,
                              Individually and as Agent



                              By:  /s/ David C. Judge
                                 ---------------------------
                              Title:    Vice President



                              SHAWMUT BANK CONNECTICUT, N.A.



                              By:
                                 ---------------------------
                              Title:   Vice President



                              AMSOUTH BANK N.A.



                              By:
                                 ---------------------------
                              Title:    Vice President



                              BANK OF BOSTON CONNECTICUT



                              By:
                                 ---------------------------
                              Title:   Vice President



                              BANK OF MONTREAL



                              By:
                                 ---------------------------
                              Title:   Managing Director



                              THE NORTHERN TRUST COMPANY



                              By:
                                 ---------------------------
                              Title:   Vice President

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              AMERICAN MAIZE-PRODUCTS COMPANY



                              By:
                                 ---------------------------
                              Title:    Vice President



                              THE BANK OF NEW YORK,
                              Individually and as Agent



                              By:
                                 ---------------------------
                              Title:    Vice President



                              SHAWMUT BANK CONNECTICUT, N.A.



                              By:  /s/ Robert M. Surdam, Jr.
                                 ---------------------------
                              Title:   Vice President



                              AMSOUTH BANK N.A.



                              By:
                                 ---------------------------
                              Title:    Vice President



                              BANK OF BOSTON CONNECTICUT



                              By:
                                 ---------------------------
                              Title:   Vice President



                              BANK OF MONTREAL



                              By:
                                 ---------------------------
                              Title:   Managing Director



                              THE NORTHERN TRUST COMPANY



                              By:
                                 ---------------------------
                              Title:   Vice President

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              AMERICAN MAIZE-PRODUCTS COMPANY



                              By:
                                 ---------------------------
                              Title:    Vice President



                              THE BANK OF NEW YORK,
                              Individually and as Agent



                              By:
                                 ---------------------------
                              Title:    Vice President



                              SHAWMUT BANK CONNECTICUT, N.A.



                              By:
                                 ---------------------------
                              Title:   Vice President



                              AMSOUTH BANK N.A.



                              By:  /s/ R. Mark Graf
                                 ---------------------------
                              Title:    Vice President



                              BANK OF BOSTON CONNECTICUT



                              By:
                                 ---------------------------
                              Title:   Vice President



                              BANK OF MONTREAL



                              By:
                                 ---------------------------
                              Title:   Managing Director



                              THE NORTHERN TRUST COMPANY



                              By:
                                 ---------------------------
                              Title:   Vice President

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              AMERICAN MAIZE-PRODUCTS COMPANY



                              By:
                                 ---------------------------
                              Title:    Vice President



                              THE BANK OF NEW YORK,
                              Individually and as Agent



                              By:
                                 ---------------------------
                              Title:    Vice President



                              SHAWMUT BANK CONNECTICUT, N.A.



                              By:
                                 ---------------------------
                              Title:   Vice President



                              AMSOUTH BANK N.A.



                              By:
                                 ---------------------------
                              Title:    Vice President



                              BANK OF BOSTON CONNECTICUT



                              By:  /s/ Richard Bochicchio
                                 ---------------------------
                              Title:   Vice President



                              BANK OF MONTREAL



                              By:
                                 ---------------------------
                              Title:   Managing Director



                              THE NORTHERN TRUST COMPANY



                              By:
                                 ---------------------------
                              Title:   Vice President

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              AMERICAN MAIZE-PRODUCTS COMPANY



                              By:
                                 ---------------------------
                              Title:    Vice President



                              THE BANK OF NEW YORK,
                              Individually and as Agent



                              By:
                                 ---------------------------
                              Title:    Vice President



                              SHAWMUT BANK CONNECTICUT, N.A.



                              By:
                                 ---------------------------
                              Title:   Vice President



                              AMSOUTH BANK N.A.



                              By:
                                 ---------------------------
                              Title:    Vice President



                              BANK OF BOSTON CONNECTICUT



                              By:
                                 ---------------------------
                              Title:   Vice President



                              BANK OF MONTREAL



                              By:  /s/ Ernest Cachetto
                                 ---------------------------
                              Title:   Managing Director



                              THE NORTHERN TRUST COMPANY



                              By:
                                 ---------------------------
                              Title:   Vice President

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              AMERICAN MAIZE-PRODUCTS COMPANY



                              By:
                                 ---------------------------
                              Title:    Vice President



                              THE BANK OF NEW YORK,
                              Individually and as Agent



                              By:
                                 ---------------------------
                              Title:    Vice President



                              SHAWMUT BANK CONNECTICUT, N.A.



                              By:
                                 ---------------------------
                              Title:   Vice President



                              AMSOUTH BANK N.A.



                              By:
                                 ---------------------------
                              Title:    Vice President



                              BANK OF BOSTON CONNECTICUT



                              By:
                                 ---------------------------
                              Title:   Vice President



                              BANK OF MONTREAL



                              By:
                                 ---------------------------
                              Title:   Managing Director



                              THE NORTHERN TRUST COMPANY



                              By:  /s/ Gregory Werd
                                 ---------------------------
                              Title:   Vice President

                          EXHIBIT A

                         COMMITMENTS




                                                 COMMITMENT    SWING LINE
LENDER                            COMMITMENT     PERCENTAGE    COMMITMENT


The Bank of New York              $ 35,000,000       28%       $10,000,000

Shawmut Bank Connecticut, N.A.      30,000,000       24%

AmSouth Bank N.A.                   20,000,000       16%

Bank of Boston Connecticut          15,000,000       12%

Bank of Montreal                    15,000,000       12%

The Northern Trust Company          10,000,000        8%


                                  ____________      ________
AGGREGATE COMMITMENTS             $125,000,000      100%

                          EXHIBIT B

                   LIST OF LENDING OFFICES


    DOMESTIC LENDING OFFICES              LIBOR LENDING OFFICES


I.  The Bank of New York                  The Bank of New York
    One Wall Street                       One Wall Street
    New York, New York  10286             New York, New York  10286
    Attention:  Agency Function           Attention:  Agency Function
                Administration,                       Administration,
                Kalyani Bose                          Kalyani Bose
    Telephone:  (212) 635-4693            Telephone:  (212) 635-4693
    Telecopy:   (212) 635-6365            Telecopy:   (212) 635-6365


II. Shawmut Bank Connecticut, N.A.        Shawmut Bank Connecticut, N.A.
    One Landmark Square, 12th Floor       One Landmark Square, 12th Floor
    Stamford, CT  06904                   Stamford, CT  06904
    Attention:  Robert M. Surdam, Jr.     Attention:  Robert M. Surdam, Jr.
                Vice President                        Vice President
    Telephone:  (203) 358-6174            Telephone:  (203) 358-6174
    Telecopy:   (203) 358-6111            Telecopy:   (203) 358-6111


III.AmSouth Bank N.A.                     AmSouth Bank N.A.
    National Banking Department           National Banking Department
    1900 5th Avenue North                 1900 5th Avenue North
    Birmingham, AL  35203                 Birmingham, AL  35203
    Attention:  R. Mark Graf,             Attention:  R. Mark Graf,
                Vice President                        Vice President
    Telephone:  (205) 326-4534            Telephone:  (205) 326-4534
    Telecopy:   (205) 326-5601            Telecopy:   (205) 326-5601


IV. Bank of Boston Connecticut            Bank of Boston Connecticut
    One Landmark Square, Suite 2002       One Landmark Square, Suite 2002
    Stamford, CT  06901                   Stamford, CT 06901
    Attention:  Richard Bochicchio        Attention:  Richard Bochicchio
                Vice President                        Vice President
    Telephone:  (203) 967-3888            Telephone:  (203) 967-3888
    Telecopy:   (203) 967-8169            Telecopy:   (203) 967-8169


V.  Bank of Montreal                      Bank of Montreal
    430 Park Avenue                       430 Park Avenue
    New York, NY  10022                   New York, NY  10022
    Attention:  Bruce Thorsen,            Attention:  Bruce Thorsen,
                Director                              Director
    Telephone:  (212) 702-1102            Telephone:  (212) 702-1102
    Telecopy:   (212) 605-1454/1455       Telecopy:   (212) 605-1454/1455


VI. The Northern Trust Company            The Northern Trust Company
    50 South LaSalle St., Floor B-11      50 South LaSalle St., Floor B-11
    Chicago, IL 60675                     Chicago, IL 60675
    Attention:  Gregory Werd,             Attention:  Gregory Werd,
                Vice President                        Vice President
    Telephone:  (312) 444-3504            Telephone:  (312) 444-3504
    Telecopy:   (312) 444-3508            Telecopy:   (312) 444-3508

                         EXHIBIT C-1

                 FORM OF A BORROWING REQUEST





                                           _____________, 19__


The Bank of New York, as Agent
One Wall Street
New York, NY 10286
Attention:  __________________


     Re: Credit Agreement, dated as of March 31, 1994, by and among AMERICAN MAIZE-PRODUCTS COMPANY, the signatory LENDERS thereto and THE BANK OF NEW YORK, as Agent (the "Agreement").
          ----------------------------------------------------

      Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined.

      Pursuant to paragraph 2.2 of the Agreement, the Company hereby gives notice of its intention to borrow $____________ on ________________, 19__, which borrowing shall consist of the following A Loans:

     Type of Loan
     (LIBOR or Alternate                Interest Period for
     Base Rate)               Amount         LIBOR Loans
     --------------------    --------     ----------------
1.

2.

3.

     The Company hereby certifies that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the A Loans requested hereby:

          (a) There exists and there shall exist no Default or Event of Default under the Agreement.

          (b) The proceeds of such A Loans will be used in accordance with paragraph 2.18 of the Agreement.

          (c) Each of the representations and warranties contained in the Agreement which is required to be made on such Borrowing Date is and shall be true and correct.

          (d)  A Material Adverse Change has not occurred.

          (e) The aggregate principal amount of all Loans outstanding as of the date hereof is $_______________.

     IN WITNESS WHEREOF, the Company has caused this certifi-cate to be executed by its duly authorized officer as of the date and year first written above.


                               AMERICAN MAIZE-PRODUCTS COMPANY


                               By: ___________________________
                               Title: ________________________

                         EXHIBIT C-2

                 FORM OF B BORROWING REQUEST





                                           _____________, 19__


The Bank of New York, as Agent
One Wall Street
New York, NY  10286
Attention:  __________________


     Re: Credit Agreement, dated as of March 31, 1994, by and among AMERICAN MAIZE-PRODUCTS COMPANY, the signatory
          LENDERS thereto and  THE BANK OF NEW YORK,  as Agent
          (the "Agreement").

     Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined.

     Pursuant to paragraph 2.3 of the Agreement, the Company hereby gives notice of its desire to effect a B Borrowing under the Agreement in the amount of $_______________ on ______________, 19__, which borrowing shall consist of B Loans having an Interest Period of ______ during which the Interest Payment Dates would be ______________.

     The Company hereby certifies that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the B Loans requested hereby:

          (a) There exists and there shall exist no Default or Event of Default under the Agreement.

          (b) The proceeds of such B Loans will be used in accordance with paragraph 2.18 of the Agreement.

          (c) Each of the representations and warranties contained in the Agreement which is required to be made on such Borrowing Date is and shall be true and correct.

          (d)  A Material Adverse Change has not occurred.

          (e) The aggregate principal amount of all Loans outstanding as of the date hereof is $_______________.

     IN WITNESS WHEREOF, the Company has caused this certifi-cate to be executed by its duly authorized officer as of the date and year first written above.


                               AMERICAN MAIZE-PRODUCTS COMPANY


                               By: ___________________________
                               Title: ________________________

                          EXHIBIT D

                        FORM OF NOTE


$125,000,000.(1)                   March 31,1994
                                   New York, New York


          FOR VALUE RECEIVED, AMERICAN MAIZE-PRODUCTS COMPANY, a Maine corporation (the "Company"), hereby promises to pay to the order of ________________ (the "Lender"), at the office of The Bank of New York, as Agent (the "Agent"), located at One Wall Street, New York, New York, or at such other place as the Agent may specify from time to time, in lawful money of the United States of America, the lesser of the principal sum of ONE HUNDRED TWENTY FIVE MILLION DOLLARS ($125,000,000) or the unpaid principal balance as shall be outstanding hereunder, together with interest from the date hereof on the unpaid principal balance, payable on the dates and at the rate or rates provided for in the Credit Agreement, dated as of March 31, 1994, by and among the Company, the signatory Lenders thereto, and the Agent (as the same may be amended, modified or otherwise supplemented from time to time, the "Agreement"). Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined. In no event shall the interest rate payable in respect hereof exceed the Highest Lawful Rate.

          This Note is one of the Notes referred to in the Agreement, and is subject to the terms and is entitled to the benefits set forth therein. This Note shall mature on the Termination Date, and the principal of this Note is payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise provided in the Agreement, if any payment on this Note becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate or rates specified in the Agreement during such extension period.

          The Lender is hereby authorized to record (i) the date and amount of each A Loan and B Loan made by it, (ii) its character (in the case of A Loans) as an Alternate Base Rate Loan, a LIBOR Loan, or a combination thereof, (iii) the Interest Period and interest rate applicable to LIBOR Loans and B Loans and (iv) the date and amount of each conversion of, and each payment or prepayment of principal of any A Loans and B Loans, on the schedule annexed hereto. The Lender may attach one or more continuation sheets to such schedule as and when required. Any failure to so record or any error in so recording shall not affect the obligation of the Company to repay the Lender's A Loans and B Loans, together with interest thereon, as provided in the Agreement.

          Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note are hereby waived, except as specifically otherwise provided in the Agreement.

          This Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of New
York without regard to principles of conflict of laws.

          This Note may only be amended by an instrument in writing executed pursuant to the provisions of paragraph 11.1 of the Agreement.

                                  AMERICAN MAIZE-PRODUCTS COMPANY



                                  By: ___________________________
                                  Title: ________________________


- - ---------------------
(1) Maximum A and B Loans of the Lender, provided that such A and B Loans, when added to the principal amount of A and B Loans of all other Lenders under the Agreement, shall not exceed
$125,000,000.

                          EXHIBIT E


                   FORM OF SWING LINE NOTE



$10,000,000.                            March 31, 1991
                                        New York, New York


          FOR VALUE RECEIVED, AMERICAN MAIZE-PRODUCTS COMPANY, a Maine corporation (the "Company"), hereby promises to pay to the order of THE BANK OF NEW YORK (the "Bank"), at the office of The Bank of New York, as Agent (the "Agent"), located at One Wall Street, New York, New York, or at such other place as the Agent may specify from time to time, in lawful money of the United States of America, the principal sum of TEN MILLION DOLLARS ($10,000,000) or such lesser unpaid principal balance as shall be outstanding hereunder, together with interest from the date hereof, on the unpaid principal balance hereof, pay-able on the dates and at the rate or rates provided for in the Credit Agreement, dated as of March 31, 1994, among the Company, the signatory Lenders thereto, and the Agent (as the same may be amended, modified or otherwise supplemented from time to time, the "Agreement"). Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined. In no event shall the interest rate payable in respect hereof exceed the Highest Lawful Rate.

          This Note is the Swing Line Note referred to in the Agreement, is subject to the terms set forth therein and is entitled to the benefits set forth in the Loan Documents. The principal of this Note is payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise provided in the Agreement, if any payment on this Note becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate or rates specified in the Agreement during such extension period.

          The Bank is hereby authorized to record (i) the date and amount of each Swing Line Loan made by it and (ii) the date and amount of each payment or prepayment of principal of any Swing Line Loans, on the schedule annexed hereto. The Bank may attach one or more continuation sheets to such schedule as and when required. No failure to so record or any error in so recording shall affect the obligation of the Company to repay the Bank's Swing Line Loans, together with interest thereon, as provided in the Agreement.

          Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note are hereby waived, except as specifically otherwise provided in the Agreement.

          This Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of New
York without regard to principles of conflict of laws.

          This Note may only be amended by an instrument in writing executed pursuant to the provisions of paragraph 11.1 of the Agreement.

                              AMERICAN MAIZE-PRODUCTS COMPANY

                              By:____________________________

                              Title:_________________________

                                  SCHEDULE TO
                                SWING LINE NOTE




                                             Amount of Principal
Date           Amount of Swing Line Loan     paid or prepaid

                          EXHIBIT F

                 FORM OF OPINION OF COUNSEL
                      TO THE COMPANY







                                        March 31, 1994



TO THE PARTIES LISTED ON
SCHEDULE A ATTACHED HERETO


     I am General Counsel of American Maize-Products Company, a Maine corporation (the "Company") and, as such, am familiar with the Credit Agreement (the "Agreement"), dated as of March 31, 1994, by and among the Company, the signatory Lenders (the "Lenders") thereto, and The Bank of New York, as Agent (the "Agent"). Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined.

     In furnishing this letter, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction as being true copies, of such instruments, documents and certificates of officers of the Company or of government officials, and have conducted such investigations of fact and law, as I have deemed necessary or appropriate as the basis for the opinions hereinafter expressed, including, without limitation, (i) the Certificate of Incorporation and By-Laws of the Company, (ii) the Agreement and (iii) the Notes.

     In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies. As to various questions of fact material to the opinions hereinafter expressed, I have relied, except as to matters within my actual knowledge, solely upon representations of public officials and other officers of the Company.

     I express no opinion as to any question of law other than with respect to the laws of the State of Connecticut and the United States of America, and, insofar as the opinions in paragraphs 1, 2 and 3 relate to Maine law, I have relied solely on my review of, and my opinions in said paragraphs are limited to, the Maine Business Corporation Act.

     The opinions set forth herein are subject to the following additional limitations, qualifications, assumptions and exceptions:

          (a) I have assumed that each party to the Agreement other than the Company has the corporate and all other power and authority to enter into and perform the Agreement and that the Agreement has been duly authorized, executed and delivered by all parties thereto other than the Company;

          (b) the validity, binding effect and enforceability against the Company of the Agreement and the Notes may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

     Based upon and subject to the foregoing, I am of the opinion that:

     1.  The Company has only the Subsidiaries set forth in
Schedule 4.1 to the Agreement, and the shares of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of any Liens, except Permitted Liens.

     2. The Company and each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to be so authorized could reasonably be expected to have a Material Adverse Effect.


     3. The Company has full corporate power and authority to enter into, execute, deliver and carry out the terms of the Agreement, and to make the borrowings contemplated thereby, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary corporate action and are not in violation of its Certificate of Incorporation or its By-Laws.

     4. No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Body or any other Person (except for those which have been obtained, made or given) is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents. No provision of any applicable statute, law (including, without limitation, to the best of my knowledge, any applicable usury or similar law), rule or regulation of any Governmental Body will prevent the execution, delivery or performance of, or affect the validity of, the Loan Documents.

     5. The Agreement constitutes, and the Notes, when issued and delivered for value received, will constitute, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     6. Except as set forth in Schedule 4.6 to the Agreement, there are no actions, suits, arbitration proceedings or claims pending or, to the best of my knowledge, threatened against the Company or any of the Subsidiaries including any officers and directors thereof in their capacities as such, or maintained by the Company or any of the Subsidiaries including any officers and directors thereof in their capacities as such, at law or in equity, before any Governmental Body or arbitrator which, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the best of my knowledge, threatened against the Company or any of the Subsidiaries which call into question the validity or enforceability of any of the Loan Documents.

     7. Neither the Company nor any of the Subsidiaries is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its Property is bound, which default or defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Company or any of the Subsidiaries pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect.

     8. Neither the Company nor any of the Subsidiaries is in material default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Body, which default could reasonably be expected to have a Material Adverse Effect. Except as to matters set forth in Schedules
4.6 and 4.17, the Company and each of the Subsidiaries is complying in all material respects with all applicable statutes and regulations, including ERISA, of all Governmental Bodies, a violation of which could reasonably be expected to have a Material Adverse Effect.

     9. Neither the Company nor any of the Subsidiaries is subject to (i) regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or (ii) any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     10. Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. If used in accordance with the terms of the Agreement, no part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Body, including without limitation the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended.


     11. To the best of my knowledge, after due inquiry, the Company and each of the Subsidiaries has no Multiemployer Plans, and each Single Employer Plan is in compliance with the material applicable provisions of ERISA and the Code, and the Company and each of the Subsidiaries have filed all material reports required to be filed by them under ERISA and the Code with respect to each such Plan. To the best of my knowledge, after due inquiry, the Company and each of the Subsidiaries have met all material requirements imposed by ERISA and the Code with respect to the funding of all Plans. To the best of my knowledge, after due inquiry, since the effective date of ERISA, there have not been, nor are there now existing, any events or conditions which would permit any Single Employer Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the Property of the Company or any of the Subsidiaries. To the best of my knowledge, after due inquiry, no Reportable Event currently exists which would constitute grounds for the termination of any Single Employer Plan under Title IV of ERISA, and no Single Employer Plan has been terminated in whole or in part (unless a Notice of Sufficiency has been issued by the PBGC with respect thereto).

     12. Except as set forth in Schedule 4.17 to the Agreement, neither the Company nor any of the Subsidiaries (i) has received written notice or otherwise learned of any claim, demand, action at law or in equity, report or investigation, or, to the best of my knowledge, event or condition, indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, arising in connection with (a) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health and safety statutes and regulations or
(b) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment (ii) to the best of my knowledge, after due inquiry, has any liability in connection with the the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance, into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect,
(iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Company or any of the Subsidiaries is or may be liable, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (iv) has received notice that the Company or any of the Subsidiaries is or may be liable to any Person under CERCLA or any analogous state law, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. To the best of my knowledge, after due inquiry, the Company and each of the Subsidiaries is in compliance in all material respects with the financial responsibility requirements of federal and state environmental laws to the extent applicable, including, without limitation, those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law.

     This opinion is solely for your benefit and may not be relied upon by any other entity or person in any manner or for any purpose. The opinions expressed herein are as of the date hereof, and I make no undertaking to supplement such opinion as facts and circumstances come to my attention or changes in law occur which could affect such opinion.

                                   Very truly yours,



                                   Robert M. Stephan
                                   Vice President and
                                   General Counsel

                   SCHEDULE A



               THE BANK OF NEW YORK

               SHAWMUT BANK CONNECTICUT, N.A.

               AMSOUTH BANK N.A.

               BANK OF BOSTON CONNECTICUT

               BANK OF MONTREAL

               THE NORTHERN TRUST COMPANY

                          EXHIBIT G

             FORM OF OPINION OF SPECIAL COUNSEL


                                   March 31, 1994

TO THE PARTIES
LISTED ON SCHEDULE A
ATTACHED HERETO

          Re: Credit Agreement, dated as of March 31, 1994, by and among American Maize-Products Company, the signatory Lenders thereto, and The Bank of New York, as Agent (the "Agreement")
               ---------------------------------------------


     We have acted as Special Counsel to you in connection with the Agreement. Capitalized terms used herein which are defined in the Agreement shall have the same meanings as therein defined, unless the context hereof otherwise requires.

     We have examined originals or copies certified to our satisfaction of the documents required to be delivered pursuant to the provisions of paragraphs 5 and 6 of the Agreement. In conducting such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies.

     Based upon the foregoing examination, and relying with your permission upon the opinion of Robert M. Stephan, Esq., general counsel of the Company, delivered pursuant to the Agreement, and upon the representations and warranties of the Company contained in the Loan Documents, we are of the opinion that all legal preconditions to the making of the first Loans under the Agreement as set forth therein have been satisfactorily met.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Loan Documents may be sought which limits the rates of interest legally enforceable or collectible.

                                   Very truly yours,


                                   EMMET, MARVIN & MARTIN

                        SCHEDULE A



THE BANK OF NEW YORK

SHAWMUT BANK CONNECTICUT, N.A.

AMSOUTH BANK N.A.

BANK OF BOSTON CONNECTICUT

BANK OF MONTREAL

THE NORTHERN TRUST COMPANY

                          EXHIBIT H

         FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

                 Dated _______________, 19__


     Reference is made to the Credit Agreement, dated as of March 31, 1994 (the "Credit Agreement"), by and among AMERICAN MAIZE-PRODUCTS COMPANY, a Maine corporation, the signatory LENDERS thereto and THE BANK OF NEW YORK, as Agent for the Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

     ____________________ (the "Assignor") and
_______________ (the "Assignee") hereby agree as follows:

          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse, a __% interest in and to all the Assignor's rights and obligations under the Loan Documents as of the Effective Date (as defined below) including, without limitation, such percentage interest in the Commitment of the Assignor on the Effective Date.

          2. The Assignor represents and warrants that (i) as of the date hereof, its Commitment (without giving effect to assignments thereof which have not yet become effective) is $____________ and the outstanding balance of its Loans (unreduced by any assignments thereof which have not yet become effective) is $________, and (ii) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.

          3. The Assignor and the Assignee agree that except as provided in paragraph 2 hereof, the Assignor makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Documents (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto or (iii) the financial condition of the Company or any Subsidiary or the performance or observance by the Company or any Subsidiary of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.


     A. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Ac-ceptance Agreement (this "Agreement"); (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to paragraph 7.1 thereof and such other documents and information, including, without limitation, the Loan Documents, as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement;
(iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is a permissible assignee under paragraph 11.7(b) of the Credit Agreement; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will become a party to the Credit Agreement on the Effective Date and will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and
(vii) agrees that it will keep confidential all information with respect to the Company furnished to it by the Company or the Assignor (other than information generally available to the public or otherwise available to the Assignor on a nonconfidential basis).

          1. The Assignee specifies as its address for notices and as its Domestic Lending Office and LIBOR Lending
Office, the offices set forth beneath its name on the signature page hereof.

          2. The effective date for this Agreement shall be __________ __, 19__ (the "Effective Date"). Following the execution of this Agreement, it will be delivered to the Agent for acceptance and recording by it pursuant to paragraph 11.7(b) of the Credit Agreement. The Agent, upon its acceptance hereof, shall request the Company to issue a Note payable to the Assignee.

          3. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its right and be released from its obligations under the Credit Agreement.

          4. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustment in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

          5. This Agreement may not be amended, changed, waived or modified except by a writing executed by the parties hereto.

          6. This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrange-ments and understandings relating to the subject matter hereof.

          7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which shall together constitute one agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

          8. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.


                                   [NAME OF ASSIGNOR]


                                   By: ______________________
                                   Title: ___________________


                                   [NAME OF ASSIGNEE]


                                   By: ______________________
                                   Title: ___________________

                                   Notice Address:

                                   ______________________
                                   ______________________
                                   ______________________


                                   Domestic Lending Office:

                                   ______________________
                                   ______________________
                                   ______________________


                                   LIBOR Lending Office:

                                   ______________________
                                   ______________________
                                   ______________________

Accepted this __ day
of __________, 19__

THE BANK OF NEW YORK, AS AGENT



By: ___________________________
Title: ________________________

                          SCHEDULE 4.1

                          SUBSIDIARIES


(a) Swisher International, Inc., a Delaware corporation which is wholly owned by the Company;

(b) Helme Tobacco Company, a Delaware corporation which is wholly owned by Swisher International, Inc.;

(c) Martin Brothers International, Inc., a New York corporation which is wholly owned by Swisher
    International, Inc.;

(d) Swisher International, Ltd., a corporation formed under the laws of the United Kingdom, which is wholly owned by Martin Brothers International, Inc.;

(e) Lloyd Home & Building Centers, Inc., a Delaware corporation which is wholly owned by Swisher
    International, Inc.;

(f) AMPCO Holding Corporation, a Texas corporation which is wholly owned by American Maize-Products Decatur Inc.;

(g) AFC International Exporting, Inc., a corporation formed under the laws of Barbados, which is wholly owned by American Maize-Products Decatur Inc.;

(h) American Maize Technology, Inc., a Texas corporation, which is owned by the Company (17%), Swisher
    International, Inc. (47%) and Helme Tobacco Company
    (36%);

(i) American Maize-Products Decatur Inc., a Delaware corporation which is wholly owned by the Company; and

(j) American Maize-Products Dimmitt Inc., a Delaware corporation which is wholly owned by the Company.

                    Schedule 4.6  Litigation

Application of Helen Z. Steinkraus

     In March 1991, an agreement was entered into settling various lawsuits which concerned disputes between William Ziegler, III, Helen Z. Steinkraus, GIH Corp. and United States Trust Company of New York with respect to issues of corporate governance and management succession of the Company (the "Settlement Agreement"). Mr. Ziegler is a director and Chairman of the Board and former Chief Executive Officer of the Company. Mrs. Steinkraus, the sister of Mr. Ziegler, is the wife of William C. Steinkraus, a director of the Company. GIH Corp. is a Delaware corporation which owns a majority of the Class B Common Stock of the Company and is thereby able to elect 70% of the Board of Directors. GIH Corp., in turn, is wholly owned by a group of trusts for the benefit of Mr. Ziegler, Mrs. Steinkraus and their respective descendants and by Mr. Ziegler, Mrs. Steinkraus and members of their respective families.

     In December 1991, Mrs. Steinkraus commenced an action in the Surrogate's Court for New York County, New York to enforce the Settlement Agreement, alleging that the management succession and other provisions of the Settlement Agreement had been breached by Mr. Ziegler and by Donald E. McNicol, a former director of the Company and a party to the Settlement Agreement. Mr. Ziegler and Mr. McNicol have filed answers and counterclaims against Mrs. Steinkraus. The court has held hearings from time to time but has not reached a decision in the matter. During 1992 and 1993, the Company paid approximately $676,204 to reimburse the director/defendants for their legal expenses in this matter pursuant to the Company's By-laws and indemnification agreements. See discussion below under Eric M. Steinkraus v. William Ziegler, III, et al. for description of settlement discussions.

Eric M. Steinkraus v. William Ziegler, III, et al.

     On February 20, 1992, a lawsuit was filed in Superior Court for the County of Cumberland, Maine naming as defendants five then directors of the Company (William Ziegler, III, Leslie C. Liabo, Charles B. Cook, Jr., Patric J. McLaughlin and Donald E. McNicol) and naming the Company as a nominal defendant. The complaint was filed by Eric M. Steinkraus (a son of William C. Steinkraus and Helen Z. Steinkraus). The plaintiff filed the action in the right of the Company, personally and on behalf of a class of the Company's stockholders. The complaint alleges two counts of breach of fiduciary duty and one count of common law fraud, and includes derivative and class action allegations. The charges are based on (a) allegations of deception and concealment regarding the "forcible retirement" of two directors of the Company and a proposal to sell the Company's Hammond, Indiana plant to American Fructose Corporation ("AFC"), a former subsidiary of the Company which was merged with and into the Company on February 26, 1993, (b) allegations of actions taken to prevent the election of a new president of the Company, (c) allegations of scheming and misrepresentation to cause the Company to pay fees on behalf of certain of the defendants and salaries to certain other defendants, and (d) an alleged failure to disclose what plaintiff characterizes as an unconditional offer by Archer-Daniels-Midland Company ("ADM") to purchase all of the Company's stock at a premium.

     The lawsuit follows settlement of various litigations brought against Mr. Ziegler and others in connection with corporate governance issues relating to the Company and alleges violations of the settlement agreement terminating those litigations, which alleged violations are the subject of the action entitled Application of Helen Z. Steinkraus described above.

     The lawsuit seeks damages in excess of $45,000,000 for the plaintiff class and damages in excess of $2,000,000 for the Company together with the return of various fees, salaries and benefits paid by the Company to the defendant directors and their affiliates as well as unspecified exemplary damages.

     On December 3, 1992 the Court dismissed the action insofar as it asserted claims in the right of the Company so that the Company is no longer a defendant. The Court also dismissed a portion of the complaint against the defendant directors and left standing the class-action claim alleging breach of fiduciary duty with respect to the alleged ADM offer. The plaintiff has filed a motion with the Court seeking permission to appeal the partial dismissal. During 1992 and 1993, the Company paid approximately $283,654 to reimburse the director/defendants for their legal expenses in this matter pursuant to the Company's By-laws and indemnification agreements.

     In April 1993, counsel for the parties have agreed in principle to settle this case and the lawsuit entitled Application of Helen Z. Steinkraus discussed above, subject to agreement by the parties and the Company to the terms of a definitive settlement agreement and court approvals. Under the terms of the proposed settlement, which would result in the dismissal of both cases, the parties would release each other and the Company from any claims related to the Company and would covenant not to sue each other or the Company for the next five years on any claims related to the Company. In addition, the shares of the Company held by GIH Corp., which control the election of a majority of the Company's Board of Directors, would be voted during the next five years in support of a Board having a majority of Directors who are neither employees of the Company nor members of the Steinkraus or Ziegler families. The agreement in principle also provides that the Company would pay $600,000 to reimburse plaintiffs for a portion of their legal fees. The Board of Directors of the Company approved the agreement in principle on April 28, 1993. Thus far the parties have been unable to agree on the terms of a definitive settlement agreement.


Grain Processing Corporation v. American Maize-Products Company

     On May 12, 1981, Grain Processing Corporation ("GPC") brought a lawsuit against the Company in the United States District Court for the Northern District of Indiana alleging infringement of a patent owned by GPC relating to certain kinds of waxy starch maltodextrins. The trial court found infringement as to one small-volume product, which had been discontinued by the time of the decision. In an appeal by GPC, the Court of Appeals found that another product also had infringed, in some instances. The case was sent back to the trial court to determine how much of the accused product was infringing, to assess what damages should be paid to GPC, and to rule on GPC's claims for increased damages and attorney fees.

     The GPC patent expired in 1991 and has no present effect on the Company's activities. The Company has filed a motion, not yet decided, seeking a ruling that no damages should be paid for the past because the patent is invalid.

     GPC is contending that it should receive damages based on its lost profits on products not covered by the patent. The Company contends that if any damages are awarded, they should be based on a reasonable royalty, because GPC never sold the patented product. The law on that issue is in conflict at present.

     Because of the Company's undecided motion and the conflict in the law on damages, no reasonable estimate can be given at this time as to how much the Company may be required to pay when this litigation is ultimately resolved, or when that is likely to occur.

Lloyd T. Whitaker v. Swisher International, Inc.

     On April 23, 1992, Lloyd T. Whitaker, the trustee in bankruptcy for Olympia Holding Corporation a/k/a P-I-E Nationwide, Inc. ("Olympia") commenced a lawsuit in United States Bankruptcy Court for the Middle District of Florida against Swisher seeking recovery of freight charges that allegedly should have been paid under tariffs filed with the Interstate Commerce Commission ("ICC"). Actual amounts paid were pursuant to a separate lower tariff filed with the ICC which the trustee claims is unlawful. The trustee seeks recovery of approximately $973,000 plus interest on behalf of Olympia for past shipments. In September, 1993, the court ruled in a similar case that the trustee does not have standing to challenge the lower tariff. Swisher believes that it has meritorious defenses to plaintiff's claims, and is contesting this litigation vigorously.


U.S. v. The Sanitary District of Hammond, et al.

     On August 2, 1993, the United States, on behalf of the U.S. Environmental Protection Agency (EPA), filed a civil action against the Company, four other industrial companies and four municipalities for alleged violations of the Clean Water Act and the Rivers and Harbors Act. The issue in the suit involves discharges of industrial and municipal wastewater by the defendants into the sewage treatment facilities of the City of Hammond, Indiana and from there into the Grand Calumet River.
The Government is seeking civil penalties in an unspecified amount for alleged violations of discharge permit limitations, injunctive relief to require compliance with permit terms, and, from the Company and the other industrial defendants and the City of Hammond, additional injunctive relief requiring the development and implementation of a plan to remediate allegedly contaminated sediments in the Grand Calumet River.



     The Company does not believe that its discharges have caused or contributed to any sedimentation problem in the Grand Calumet River, and it has already taken measures to ensure continued compliance with the terms of its discharge permits. The Company intends to contest the Government's allegations vigorously.



Internal Revenue Service Potential Tax Claim - American Maize-
Products Company.

     In March 1991 American Maize paid approximately $4.2 million in attorneys' fees for the Ziegler and Steinkraus families in connection with their settlement of certain litigation between them relating to the corporate governance and management of American Maize. A tax deduction was taken by the Company on its federal income tax return. The 1991 return is currently being audited by the Internal Revenue Service. If the deduction is disallowed, potential exposure to the Company is approximately $1.6 million.


Pickettville Road Landfill Site Group
vs. Swisher International, Inc.

     Swisher received a letter in 1991 from the Pickettville Road Landfill Site Group (the "Group"), which alleged that Swisher was one of several potentially responsible parties in a superfund case with respect to the clean up of toxic waste at a landfill in Jacksonville, Florida. The cost of the clean up was estimated at $15 million. The Group describes itself as a group of companies identified by the United States Environmental Protection Agency ("EPA") as being responsible for the clean up. Swisher was not named by EPA as a potentially responsible party. On November 11, 1991 Swisher's counsel requested EPA to furnish them with any information to help identify if Swisher had disposed of any toxic waste. To date no evidence has been presented that would indicate that the type of materials disposed of by Swisher at the landfill site were toxic.

     In March, 1993, the Group made a settlement proposal requesting Swisher either to participate actively in the Group or make a one-time settlement payment in the amount of $375,000 plus $1,861 in charges and $30,081 in costs. Swisher responded in a letter dated March 17, 1993 that no records had been submitted which indicated that Swisher was responsible for disposing of any toxic waste. The letter also requested that if the Group had possession of any such records to send Swisher copies. Swisher is waiting for a response from the Group. To date Swisher has not been named as a party to the superfund proceeding.

               Schedule 4.17 Environmental Matters

U.S. v. The Sanitary District of Hammond, et al.

     On August 2, 1993, the United States, on behalf of the U.S. Environmental Protection Agency (EPA), filed a civil action against the Company, four other industrial companies and four municipalities for alleged violations of the Clean Water Act and the Rivers and Harbors Act. The issue in the suit involves discharges of industrial and municipal wastewater by the defendants into the sewage treatment facilities of the City of Hammond, Indiana and from there into the Grand Calumet River.
The Government is seeking civil penalties in an unspecified amount for alleged violations of discharge permit limitations, injunctive relief to require compliance with permit terms, and, from the Company and the other industrial defendants and the City of Hammond, additional injunctive relief requiring the development and implementation of a plan to remediate allegedly contaminated sediments in the Grand Calumet River.

     The Company does not believe that its discharges have caused or contributed to any sedimentation problem in the Grand Calumet River, and it has already taken measures to ensure continued compliance with the terms of its discharge permits. The Company intends to contest the Government's allegations vigorously.

Pickettville Road Landfill Site Group
vs. Swisher International, Inc.

     Swisher received a letter in 1991 from the Pickettville Road Landfill Site Group, which alleged that Swisher was one of several potentially responsible parties in a superfund case with respect to the clean up of toxic waste at a landfill in Jacksonville, Florida. The cost of the clean up was estimated at $15 million. The group describes itself as a group of companies identified by the United States Environmental Protection Agency as being responsible for the clean up. Swisher was not named by EPA as a responsible party. On November 11, 1991 Swisher's counsel requested U.S. EPA to furnish them with any information to help identify if Swisher had disposed of any toxic waste. Counsel found nothing that would indicate that the type of materials disposed of by Swisher at the site were toxic.

     March 5, 1993 settlement proposal from the Group requesting Swisher either to participate actively in the Group or to make a one-time settlement payment in the amount of $375,000 plus $1,861 in charges and $30,081 in costs. Swisher responded in a letter dated March 17, 1993 that no records had been submitted which indicated that Swisher was responsible for disposing of any toxic waste. The letter also requested that if the Group had possession of any such records to send Swisher copies. Swisher is waiting for a response from the Group. To date Swisher has not been served as a party to the superfund proceeding.

Dimmitt Wastewater Farm

     Wastewater from the American Maize-Products Dimmit Inc. plant is disposed of on a "farm" which is permitted by the Texas Natural Resource Conservation Commission ("TNRCC"). The Company has identified elevated levels of nitrates in samples taken from one of the four monitoring wells located at the farm. Samples from a second well have also been slightly elevated during some recent sampling events. The Company has informed the TNRCC of these results and is voluntarily planning an investigation, with the knowledge and approval of the TNRCC, to gather additional information about the source of the nitrates.

Hammond Air Emissions

     Division environmental personnel at the Company's Hammond Plant have been orally informed that the Hammond Environmental Protection Department intends to issue a formal Notice of Violation ("NOV") regarding alleged violations of air emission limitations at the No. 4 starch dryer at the Hammond Plant. These alleged violations reportedly span a period of time in excess of one year. To date, no NOV or demand for penalties has been received and no evaluation of potential exposure is possible.

                Credit Agreement by and among
       American Maize-Products Company, the Signatory
     Lenders hereto, and The Bank of New York, as Agent
                 dated as of March 31, 1994

                        Schedule 8.1

                    List of Indebtedness
                  as of the Effective Date




7.875% Senior Notes subject to a
Private Placement due March 3,2003
                                                       $125,000,000


Capitalized lease obligation subject to
a plant lease between Dimmitt Agri
Industries, Inc. and the Company
dated as of February 1, 1973,
as amended
                                                         $2,363,000


Line of Credit borrowing subject to
an agreement between the Company
and Union Trust Company
                                                         $5,000,000



               This schedule does not include any
              borrowings under the Agreement dated
                           this date.

                Credit Agreement by and among
       American Maize-Products Company, the Signatory
     Lenders hereto, and The Bank of New York, as Agent
                 dated as of March 31, 1994

                        Schedule 8.2

                   List of Permitted Liens
                  as of the Effective Date



Certain property at the Dimmitt, Texas
facility covered by the capital lease
obligation noted on Schedule 8.1
                                                        $ 2,363,000

                Credit Agreement by and among
       American Maize-Products Company, the Signatory
     Lenders hereto, and The Bank of New York, as Agent
                 dated as of March 31, 1994

                        Schedule 8.9


               List of Contingent Obligations
                  as of the Effective Date


Undrawn Letters of Credit issued by the following banks on behalf of American Maize-Products Company:

o    AmSouth Bank N.A.                         $1,704,146.00
o    The Bank of New York                      $1,509,554.45
o    Fleet Bank                                $1,408,000.00
o    Shawmut Bank of Connecticut, N.A.           $673,108.72

Real Estate leases on property guaranteed by Swisher
International, Inc., a wholly owned subsidiary of the
Company:

o    246 Main Street
     Monroe, CT
     Landlord:  DMG Enterprises
     Expires December 31, 1997
     Annual Rent:  $438,652, NNN
     Subtenant:  Frank's Nursery & Crafts, Inc.

o    Route 9 and Osborn Hill Road
     Wappingers Falls, NY
     Landlord:  22 Associates
     Expires September 30, 1997
     Annual Rent:  $406,210, NNN
     Subtenant:  Frank's Nursery & Crafts, Inc.

o    Tucker Drive
     Poughkeepsie, NY
     Landlord:  Tom and Betty Espie
     Expires January 14, 1996
     Annual Rent:  $286,549, NNN
     Subtenant:  Frank's Nursery & Crafts, Inc.

o    1074 Wolcott Road
     Waterbury, CT
     Landlord:  Fred Dill, Sr., et al.
     Expires July 31, 1994
     Annual Rent:  $59,837, NNN

o    Route 22
     Pawling, NY
     Landlord:  Putnam County National Bank
                c/o Robert Lusardi, Esq.
     Expires May 18, 1998
     Annual Rent:  $40,000, NNN
     Subtenant:  Fort Brewster Trading Post

o    Route 9
     Fishkill, NY
     Landlord:  Fred Dill, Sr., et. al.
     Expires July 31, 1994
     Annual Rent:  $55,284, NNN
     Subtenant:  Noah's Ark Antiques

o    Route 9
     Fishkill, NY
     Landlord:  Paul Hunt
     Expires July 31, 1994
     Annual Rent:  $39,600, NNN
     Subtenant:  Noah's Ark Antiques

                Credit Agreement by and among
       American Maize-Products Company, the Signatory
     Lenders hereto, and The Bank of New York, as Agent
                 dated as of March 31, 1994

                        Schedule 8.10


                     List of Investments
                  as of the Effective Date


Description                         Rate      Par Value    Maturity Date

American Maize-Products Company

U.S. Treasury Bill                  2.74       150,000        3/31/94
U.S. Treasury Bill                  2.83       250,000        3/31/94
U.S. Treasury Bill                  2.74       150,000        3/31/94
U.S. Treasury Bill                  2.83       250,000        3/31/94
U.S. Treasury Bill                  2.74       150,000        3/31/94

U.S. Treasury Bill                  3.12       250,000        4/07/94
U.S. Treasury Bill                  3.035      250,000        4/07/94
U.S. Treasury Bill                  3.10       225,000        4/07/94
U.S. Treasury Bill                  3.04       100,000        4/07/94
U.S. Treasury Bill                  3.12       175,000        4/07/94
U.S. Treasury Bill                  3.10       150,000        4/07/94
U.S. Treasury Bill                  3.04       100,000        4/07/94
U.S. Treasury Bill                  3.12       150,000        4/07/94
U.S. Treasury Bill                  3.10       150,000        4/07/94

AMPCO Holding Corporation

Ford Motor Credit Corporation
Commercial Paper                    3.006    1,200,000        4/04/94

General Electric Credit Corporation
Commercial Paper                    3.116      850,000        5/05/94

                      SCHEDULE 9.1(l)
               AMERICAN MAIZE-PRODUCTS COMPANY
               BOARD OF DIRECTORS RESOLUTIONS


Resolutions adopted April 24, 1992:

     RESOLVED: That the Corporation shall not pay any attorneys' fees or litigation expenses in connection with the following lawsuits or related future litigation, unless (i) such fees or expenses are incurred on behalf of the Corporation and approved by the General Counsel or (ii) the Corporation is required to pay such fees or expenses pursuant to binding indemnification agreements with directors or officers of the Corporation, the indemnification provisions in the By-Laws of the Corporation or under applicable law:

          - Helen Z. Steinkraus vs. William Ziegler, III, et al., filed December 23, 1991 in New York
               Surrogate's Court (File No. 876/58) (Petition to enforce settlement agreement).

          - Eric M. Stenkraus vs. William Ziegler, III, et al., filed February 20, 1992 in Superior Court,
               Portland, Maine (CV-92-207) (Shareholder derivative action).

          -    Philip Steinkraus vs. American Maize, filed
               March 16, 1992 in Superior Court, Portland, Maine
               (CV-92-314)  (Seeks access to shareholder list).

          - In the matter of the judicial settlement of the account of proceedings of the U.S. Trust
               Company of New York, Helen M. Rivoire, as executors of the last will and testament of William Ziegler, Jr., pending in New York Surrogate's Court (The
               "one-share proceeding").

Resolutions adopted April 28, 1993:

     RESOLVED, that the terms of the agreement in principle to settle the Steinkraus/Ziegler litigation pending in Maine Superior Court (Eric M. Steinkraus v. William
     Ziegler, III, et al., CV-92-207) and in New York
     Surrogate's Court (Helen Z. Steinkraus v. William
     Ziegler, III, et al., File No. 876-58) are hereby approved in the form presented to this meeting of the Board of Directors; and further

     RESOLVED, that the resolution of the Board of Directors adopted April 24, 1992, relating to the payment of attorneys' fees in connection with the lawsuits described above is hereby amended to permit the payment by the Corporation of $600,000 to reimburse the plaintiffs for a portion of their legal fees as part of the settlement and dismissal of such lawsuits, and that except to the extent so amended, the April 24, 1992 resolution shall remain in full force and effect; and further

     RESOLVED, that the proper officers of the Corporation are hereby authorized and directed to obtain the necessary consents and approvals, including the consent of The Bank of New York, and prepare, execute, file and deliver on behalf of the Corporation any notices, consents, pleadings, agreements, certificates and documents necessary to consummate the settlement and dismissal of the lawsuits referred to above and to perform such other acts as they, or any of them, shall deem necessary or advisable in order to carry out the intent of these resolutions.